Exhibit 10.17

MUSIC VIDEO REPRODUCTION AND EXHIBITION AGREEMENT

This Music Video Reproduction and Exhibition Agreement (the “Agreement”), dated as of October 26, 2006 (the “Effective Date”), is made by and between Global Music International, Inc. d/b/a Independent Music Network d/b/a “IMN TV”, 30 Grassy Plain Street, Suite 7, Bethel, CT 06801 (hereinafter “Company”) and SONY BMG MUSIC ENTERTAINMENT, 550 Madison Avenue, New York, New York 10022 (hereinafter “SONY BMG," "us" or "we").

WHEREAS, SONY BMG is in the business of, interalia, developing, producing, marketing, promoting, distributing and otherwise exploiting recorded music, including Music Videos;

WHEREAS, Company produces, programs and operates an audiovisual programming distribution service that is delivered by means of Service Transmissions via the Wireless Platform for exhibition, performance and display on Approved Handsets through Approved Distribution Channels solely as part of and in connection with the Video Service in the Territory;

WHEREAS, Company desires to reproduce, exhibit, perform and display, as applicable, SONY BMG Videos  in connection with the Video Service in accordance with the terms, conditions and limitations prescribed in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           GRANT OF RIGHTS

1.01.                      (a)           General; Approved Distribution Channels; Wireless Platform.  Subject to the other terms, conditions and limitations prescribed elsewhere in this Agreement, SONY BMG hereby grants Company a non-exclusive, non-transferable, limited right, without any right to subdelegate, to do solely the following solely during the Term and solely in the Territory (the “Grant of Rights”):

(1)           To reproduce up to two (2) copies of each of the SONY BMG Videos (without editing, excerpting or alteration of any kind) (each, an "Ephemeral Copy") and maintain such reproductions on Company Servers, solely for use in connection with the facilitation of Service Transmissions delivered from the Company Servers via the Wireless Platform for exhibition, performance and display on Approved Handsets through Approved Distribution Channels solely as part of and in connection with the Video Service in the Territory; and

(2)           To deliver each SONY BMG Video in its entirety, without editing or alteration of any kind solely by means of Service Transmissions via the Wireless Platform for exhibition, performance and display on Approved Handsets of End Users through Approved Distribution Channels, which are rendered for playback on such Approved Handsets solely for the personal, non-commercial use of the End User recipient, solely as part of and in connection with the Video Service in the Territory in accordance with the Technical and Security Specifications attached as Exhibit A-1 hereto, the Functionality Specifications attached as Exhibit A-2 hereto, and the other terms, conditions and limitations prescribed elsewhere in this Agreement, as of the applicable Availability Date designated by SONY BMG for the particular SONY BMG Video in the territory concerned.  For the avoidance of doubt, SONY BMG Videos may not be delivered by means of any digital or analog transmission medium other than the Wireless Platform, or exhibited, performed or displayed by means of any Electronic Devices other than Approved Handsets, in whole or in part, directly or indirectly, Wireless Platform.

(b)           Each Service Transmission of each SONY BMG Video shall be delivered in a manner which makes the exhibition, performance and display of SONY BMG Video concerned in reasonably close proximity to a prominent, proximate Buy Offer to purchase the Related Products from third-party mobile retailers approved in writing in advance by SONY BMG in its sole discretion.

 (c)           Approved Distribution Channels.  Notwithstanding the foregoing or anything elsewhere herein, the Grant of Rights hereunder shall be limited to Service Transmissions delivered to Approved Handsets of End Users as part of the Company Application, as distributed through such distribution channels that are approved by SONY BMG in advance and in writing, in each instance, pursuant to this Agreement to offer SONY BMG Videos as part of the Video Service.  As of the Effective Date, the following distribution channels shall be deemed approved by SONY BMG as Approved Distribution Channels:

(i) the Company Application as incorporated in the “IMNTV” folder of the Rhapsody Radio mobile application, as distributed by Sprint Nextel’s Sprint PCS Vision mobile service in the territory of the United States;

(ii) the Company Application as incorporated in the “Real TV” mobile application, as distributed by Sprint Nextel’s Sprint PCS Vision mobile service in the territory of the United States;

(iii)           the Company Application as incorporated in the “Real TV” mobile application, as distributed by Cingular Wireless’s “Allover” mobile service network in the territory of the United States; and

(iv)           the Company Application as in incorporated in the “IMNTV” mobile application, as distributed by China Unicom in the territory of China.

Notwithstanding the foregoing or anything elsewhere herein, SONY BMG shall retain the right, in its sole discretion, to rescind its approval of any such distribution channel as an Approved Distribution Channel at any time, upon fifteen (15) days’ prior notice to Company.

2.           TERM

2.01.                        (a)           The term of this Agreement (the "Term") will begin as of the Effective Date, and will continue for a period of one (1) year, unless sooner terminated in accordance with the terms hereof.

(b)           The parties hereto hereby acknowledge that SONY BMG’s prior approval of each of the following elements are condition precedents to (x) the effectiveness of the Grant of Rights prescribed in Article 1 for the applicable country of the Territory, and (y) SONY BMG’s delivery of SONY BMG Videos to Company pursuant to subparagraph 4.01(a) for the applicable country of the Territory: the Technical and Security Specifications (in accordance with the definition of  “Technical and Security Specifications” in Article 14 below) for the applicable country of the Territory; the Functionality Specification (in accordance with the definition of  “Functionality Specifications” in Article 14 below) for the applicable country of the Territory; the DRM (in accordance with the definition of  “DRM” in Article 14 below) for the applicable country of the Territory and the elements of the video chyron (in accordance with subparagraph 7.04(a) below) for the applicable country of the Territory.  Provided that Company has not breached any of its material representations, warranties, covenants or agreements and has used best efforts to deliver the foregoing elements to SONY BMG for its written approval as and to the extent required under this Agreement for the applicable country of the Territory, and SONY BMG withholds its approval thereof in a manner that is arbitrary, capricious and without any bona-fide good faith basis or reason for so withholding such approval for the applicable country of the Territory, then, Company will have the right to terminate the Term of this Agreement insofar as it pertains to the applicable country of the Territory (which, for the avoidance of doubt, may be the entire Territory), exercisable by notice to SONY BMG delivered no earlier than five (5) business days following the date of SONY BMG’s rejection of the last of the applicable elements for the applicable country of the Territory and no later than ten (10) days following the date of SONY BMG’s rejection of the last of the applicable elements for the applicable country of the Territory.  If the Term is Agreement is terminated by Company pursuant to this subparagraph 2.01(b) insofar as it pertains to any country of the Territory (which, for the avoidance of doubt, may be the entire Territory), SONY BMG shall promptly return to Company the full amount of all Advances, Revenue Guarantees and Content Preparation Fees previously paid to Company attributable to the country in respect of which the termination of the Term relates to (which, for the avoidance of doubt, may be the entire Territory); provided, however, that if such termination of the Term relates solely to the territory of China (and not to the territory of the United States), SONY BMG will be entitled to retain a non-returnable, non-recoupable sum in the amount of Fifty Thousand Dollars (US$50,000)(the “Kill Fee”), the provisions of paragraph 12.02 below will immediately apply for the country concerned, and Company shall have no further obligations to SONY BMG under this Agreement insofar as it pertains to the applicable country of the Territory.

3.   TERRITORY

3.01.                    (a)           As used herein, the “Territory” shall mean the United States and China.

(b)           Notwithstanding the foregoing or anything elsewhere herein, within thirty (30) days following the complete execution of this Agreement, SONY BMG will deliver to Company a grant of rights, to be embodied in one or more written documents, fully and effectively executed by Sony BMG’s affiliated company in China (sometimes referred to herein as the “Applicable Affiliate”) in a form substantially in accordance with Exhibit E attached hereto, so as to give effect to the rights granted to Company under this Agreement in relation to SONY BMG Materials delivered to consumers located within the countries of operation of the Applicable Affiliate in accordance with and subject to the terms of this Agreement.

(c)           Notwithstanding the foregoing or anything elsewhere herein, Company acknowledges that SONY BMG’s rights with respect to particular titles of SONY BMG Videos and other items of SONY BMG Materials may be limited geographically to one or more countries of the Territory.  SONY BMG reserves the right to designate SONY BMG Videos and other items of SONY BMG Materials as available for exploitation under the Grant of Rights granted herein in some or all of the Territory on a country-by-country, title-by-title, item-by-item, and the Grant of Rights granted under this Agreement with respect to such SONY BMG Materials will be limited geographically in accordance with such designations made by SONY BMG.

4.	DELIVERY OF SONY BMG VIDEOS; AVAILABILITY DATE; TAKE-DOWNS

4.01.                      (a)           SONY BMG shall deliver copies of the SONY BMG Videos that are selected by SONY BMG in its sole discretion and are eligible for exploitation under the Grant of Rights in accordance with the Content Delivery Specifications attached hereto as Exhibit D; provided, however, that (i) SONY BMG’s failure to deliver any particular such copies in any instance(s) shall not be deemed a breach of this Agreement, and (ii) SONY BMG shall have no obligation to deliver any copies of the SONY BMG Videos unless and until SONY BMG has approved each of the elements referenced in subparagraph 2.01(b) above.
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(b)           At all times during the Term, SONY BMG shall have the right at its sole discretion, effective immediately upon notice to Company (which notice may, notwithstanding anything to the contrary herein, be via telephone, facsimile, electronic mail or any other effective method of communication)(each, a "Take-Down Notice"), to exclude or withdraw any items of SONY BMG Materials (including any SONY BMG Videos) from the scope of the Grant of Rights for any reason in some or all of the territories that constitute the Territory, as SONY BMG may direct.  Upon SONY BMG's delivery of each Take-Down Notice, Company shall immediately (but in no event later than twenty four (24) hours from the date of delivery of such Take-Down Notice), remove from the Video Service all copies of the applicable SONY BMG Materials, including all Ephemeral Copies, referenced in the applicable Take-Down Notice and the provisions of paragraph 12.02 shall apply in respect of the applicable items of SONY BMG Materials.

4.02. Availability Date.  For each SONY BMG Video in the applicable country of the Territory, the "Availability Date" shall mean the date that is designated by SONY BMG in its sole discretion for the initial exhibition, performance  and display of the SONY BMG Video concerned via the Video Service.

4B.           Established Artist Promotions.

(a)           During the Term, SONY BMG and Company will work together in good faith to develop artist specific and/or SONY BMG Video specific features, spotlights, contests and other marketing and promotional opportunities for prominent display via the Video Service in the applicable country of the Territory (“Featured Promotions”).   Any such Featured Promotions will be no less frequent, and no less prominent in terms of size, type, appearance and other attributes as any other features, spotlights, contests and other marketing/promotional features displayed via the Video Service for any third-party record company or recording artist in the applicable country of the Territory.

(b)           Omitted without implication.

5.           ADVANCES; CONTENT PREPARATION FEE; REVENUE GUARANTEE

5.01.                      Advances.

(a)           United States.  In consideration of the rights granted hereunder with respect to the territory of the United States, Company shall pay SONY BMG a non-returnable, non-refundable Advance in the amount of Fifty Thousand United States Dollars (US$50,000) by wire transfer into the Account in immediately available funds, promptly following the complete execution of this Agreement (but in no event later than five (5) business days following the complete execution of this Agreement).

(b)           China.  In consideration of the rights granted hereunder with respect to the territory of China, Company shall pay the applicable Affiliate a non-returnable, non-refundable Advance in the amount of Fifty Thousand United States Dollars (US$50,000) by wire transfer into the Applicable Affiliate Account in immediately available funds, promptly following the complete execution of this Agreement (but in no event later than five (5) business days following the complete execution of this Agreement).

5.02.                      Content Preparation Fee.

(a)           United States.  In consideration of content preparation and delivery services rendered by SONY BMG hereunder in respect of the territory of the United States, Company shall pay to SONY BMG a non-returnable, non-recoupable content preparation and delivery fee in the amount of One Hundred Thousand United States Dollars (US$100,000) (the “Content Preparation Fee” for the U.S.) by wire transfer into the Account in immediately available funds, promptly following SONY BMG’s approval of each of the elements referenced in subparagraph 2.01(b) above (but in no event later than five (5) business days following such approval).

(b)           China.  In consideration of content preparation and delivery services rendered by the Applicable Affiliate hereunder in respect of the territory of China, Company shall pay to the Applicable Affiliate a non-returnable, non-recoupable content preparation and delivery fee in the amount of One Hundred Thousand United States Dollars (US$100,000) (the “Content Preparation Fee” for China) by wire transfer into the Applicable Affiliate Account in immediately available funds, promptly following SONY BMG’s approval of each of the elements referenced in subparagraph 2.01(b) above (but in no event later than five (5) business days following such approval ).

5.03.                      Revenue Guarantee.

(a)            United States.  In respect of each calendar month following the U.S. Launch Date, Company shall pay to the Applicable Affiliate, on a calendar monthly basis in respect of each calendar month during the Term, the greater of (i) the Service Fees due pursuant to section 6.01 below attributable to the exploitation of SONY BMG Materials in the United States, or (ii) a minimum revenue guarantee (the “Revenue Guarantee”) of Fifty Thousand United States Dollars (US$50,000) per calendar month.  The Revenue Guarantee shall be paid within ten (10) days following the end of each such calendar month directly into the Account on behalf of SONY BMG, without offset or deductions of any kind.  As used herein, "U.S. Launch Date" is the date of the non-beta commercial launch of the Video Service via any Approved Distribution Channel in the United States.  Company shall send SONY BMG a notice accurately confirming such U.S. Launch Date by no later than five (5) business days following such U.S. Launch Date.

(b)            China.  In respect of each calendar month following the China Launch Date, Company shall pay to SONY BMG, on a calendar monthly basis in respect of each calendar month during the Term, the greater of (i) the Service Fees due pursuant to section 6.01 below attributable to the exploitation of SONY BMG Materials in China or (ii) a minimum revenue guarantee (the “Revenue Guarantee”) of Fifty Thousand United States Dollars (US$50,000) per calendar month.  The Revenue Guarantee shall be paid within ten (10) days following the end of each such calendar month directly into the Applicable Affiliate Account on behalf of the Applicable Affiliate, without offset or deductions of any kind.  As used herein, "China Launch Date" is the date of the non-beta commercial launch of the Video Service via any Approved Distribution Channel in China.  Company shall send SONY BMG a notice accurately confirming such China Launch Date by no later than five (5) business days following such China Launch Date.

6.           SERVICE FEES

6.01.                      (a)           In consideration of the rights granted to Company in respect of the use and exploitation of SONY BMG Materials in connection with the Video Service, Company shall pay to SONY BMG at the end of each calendar month (and in accordance with the provisions of this Article 6) a fee (the “Service Fee”) in an amount equal to equal to the greater of the amounts prescribed in clauses (1) and (2) below:

(1)	Revenue Share Calculation. Fifty percent (50%) of the Gross Revenue during such month; or

(2)	Per Subscriber Minimum.

(A)  United States.  In respect of the version of the Video Service distributed in the United States, the number of End Users during such month multiplied by Forty Two and One-Half Cents (US $.425); and

(B)   China.  In respect of the version of the Video Service distributed in China, the number of End Users during such month multiplied by Thirty Cents (US $.30).

The Service Fee shall be payable in United States Dollars.  To the extent that any amounts payable hereunder are required to be converted from a currency other than United States Dollars to United States Dollars, such conversion shall be made at the exchange rate for such other currency published in the Wall Street Journal on the last business day of each calendar month.

(b)           As used herein, the following terms shall have the following meanings:

(1)            “Bounty Revenues” shall mean all gross monies (including non-refundable advances and guarantees, however characterized) paid or payable by or on behalf of any Person (including, for the avoidance of doubt and without limitation, so-called “affiliate program” fees, so-called “referral fees” and customer acquisition fees), whether structured as a one-time payment or as a recurring revenue share, as well as the fair market value of any non-cash consideration, attributable to the acquisition or retention of End Users and potential End Users to or from any electronic property to another, directly or indirectly.

(2)           “Gross Margin Revenues” shall mean all gross monies (including non-refundable advances and guarantees, however characterized) paid or payable by or on behalf of any Person attributable to the sale, lease or license of any products or services via the Video Service, after deducting (a) any and all taxes paid by the consumer as part of the applicable sale, and (b) an amount equal to the actual, out-of-pocket wholesale price paid by Company to any unaffiliated third parties in consideration of any such products or services purchased for resale (i.e., the cost of goods sold).

(3)           “Gross Revenue” shall mean the aggregate of: (i) Subscription Revenues; (ii) all Net Advertising Revenues; (iii) all Bounty Revenues; (iv) all Gross Margin Revenues; and (v) all other gross monies (including non-refundable advances and guarantees, however characterized) paid or payable by or on behalf of any Person to the extent actually paid or credited to or on behalf of such Person in connection with the operation and/or exploitation of the Video Service, including, for the avoidance of doubt, the exploitation of End User Information.  For purposes of determining Gross Revenue hereunder, any non-cash consideration shall be accounted for on the basis of the fair market value of the property or services concerned.  As between Company and SONY BMG, Company shall be solely responsible for the amount of any and all unpaid or uncollected gross monies that would otherwise constitute “Gross Revenue” hereunder if actually paid (i.e., Company shall be solely responsible for all so-called “bad debt”).  For the avoidance of doubt, Gross Revenue shall include any and all monies or other consideration, however characterized, retained by or on behalf of any Person, including Company’s agents, service providers, distributors and resellers, as the case may be (i.e., all such monies and other consideration are to be determined and calculated “at source”).

(5)           Omitted without implication.

(6)           “Net Advertising Revenues” shall mean all gross monies(including non-refundable advances and guarantees, however characterized) paid or payable by or on behalf of any Person that are attributable to the sale of Advertisements, less Company’s actual, out-of-pocket expenditures for advertising sales agency commissions actually paid by Company to unaffiliated third-party advertising sales agencies (subject to a maximum deduction in all events of fifteen percent (15%) of such monies).  (Company hereby represents and warrants to SONY BMG that as of the Effective Date, the Video Service does not contain any Advertisements.)

(7)           Omitted without implication.

(8)           ”Subscription Revenues” means all gross monies paid or payable by or on behalf of any Person (including non-refundable advances and guarantees, however characterized) attributable to access by End Users (or by trial users to the extent revenues are derived therefrom, directly or indirectly) to the Video Service (including, for the avoidance of doubt and without limitation, all subscription, access, service operation, and other fees or remuneration, however characterized), in whole or in part, directly or indirectly.

6.02.                      Omitted without implication.

6.03.                      (a)           (1)           Company shall compute the Service Fees and any other payments accrued hereunder as of the end of each calendar quarter hereunder (Company hereby represents and warrants to SONY BMG that at all times during the Term, all Financial Clearing Services will be undertaken by Approved Distribution Channels, and that all accountings of Service Fees hereunder will be based and derived solely from accountings made from Approved Distribution Channels to Company hereunder as of the end of each calendar quarter during the Term) on a country-by-country basis; provided, however, that to the extent, if at all, that SONY BMG is required to make any payments to any Persons in respect of the rights contemplated under section 7.03(e)(2) below on a more frequent basis than a calendar quarterly period, SONY BMG will have the right to require Company to make a payment on such more frequent basis in an amount owed equal to SONY BMG’s actual, out-of-pocket cost of such expenditures for the applicable period, and any amounts to be paid to SONY BMG shall be treated as an additional Advance against Service Fees payable in respect of the then next calendar quarterly accounting.  Within ten (10) days following the end of each such quarter hereunder, Company shall send SONY BMG separate accountings for each of SONY BMG (in respect of exploitations of SONY BMG Materials in the United States) and the Applicable Affiliate (in respect of exploitations of SONY BMG Materials in China) covering that computation for the country concerned setting forth a description and calculation of the applicable payments in detail sufficient to support the calculations of the amounts paid, in accordance with the reporting specifications attached hereto as Exhibit C, including the aggregate number of Service Transmissions embodying SONY BMG Videos via the Video Service during the preceding quarter (the "Quarterly Report"). Company, will pay into the Account on behalf of SONY BMG (in respect of exploitations of SONY BMG Materials in the United States) and into the Applicable Affiliate Account on behalf of the Applicable Affiliate (in respect of exploitations of SONY BMG Materials in the United States), without offset or deductions of any kind, the Service Fees and other sums that have accrued and are payable to SONY BMG on a quarterly basis by no later than the close of business ten (10) business days following the end of the calendar quarter concerned for all exploitations of SONY BMG Videos during the preceding quarterly period.

(2)           (A)           Without limiting the generality of the foregoing or anything elsewhere herein, at all times during the Term, Company will make available to SONY BMG a password-protected, secure electronic database and data tracking tool (the “Extranet") for access by SONY BMG on a twenty-four (24) hours per day, seven (7) days per week basis, containing so-called “real time” reporting of usage of SONY BMG Materials under this Agreement of the categories of information described in Exhibit G attached hereto.

(B)           The Extranet shall also contain such additional information as SONY BMG may reasonably request from time-to-time during the Term, and in no event shall the Extranet contain less information than the information provided to any other providers of recorded audio or audiovisual content in connection with the Service.

(C)   At all times during the Term, SONY BMG shall have the unrestricted ability to make copies of any information contained in the Extranet, including, for the avoidance of doubt and without limitation, so-called "page views",  in both human readable form (e.g., printed copies) and machine readable form (e.g., computer files).

(b)           At all times during the Term, Company shall maintain comprehensive standard management reporting systems capable of tracking the information required to be maintained and reported to SONY BMG in connection with this Agreement.

(c)           All payments becoming due to SONY BMG under this Agreement will be made in full by Company without any offset or deduction.

(d)           Company shall pay interest at the rate of one and one-half percent (1.5%) per month, or the maximum rate permitted by law, whichever is less, from the date due, on any required payment that is not made on or before its due date, without prejudice to any other rights SONY BMG may have in connection with such delinquency.

6.04.                      Company shall cause the independent public accounting firm that audits Company’s books and records to prepare in respect of each of Company’s fiscal years during the Term an agreed upon procedures report (each, a “Procedures Report”) verifying that the financial and other information contained on the Quarterly Reports correspond directly to the underlying books and records of Company, without adjustment and/or reconciling items.  Such books and records shall be the basis for Company’s own audited financial statements and shall be subject to an adequate system of internal accounting controls surrounding the assertions of completeness, accuracy, occurrence proper period and valuation.  Each such Procedures Report shall be delivered to SONY BMG by no later than forty-five (45) days following the end of fiscal year covered by the Procedures Report.

6.05.                (a)           Company shall maintain accurate and complete records and books of account in accordance with GAAP applied on a consistent basis that contain any documentation reasonably necessary for SONY BMG to compute and verify the payments payable to SONY BMG hereunder, and to verify all of the information required to be delivered to or otherwise made available to SONY BMG in connection with the performance of this Agreement.  No more than once per year, and no more than once in respect of any particular Quarterly Report rendered hereunder, and only within two (2) years following the termination or expiration of the Term, SONY BMG’s representatives will have the right to examine the books and records described in the first sentence of this paragraph at any time during Company’s normal business hours, upon no less than twenty-one (21) days’ advance notice, and to make copies of them and extract information from them, which books, records and copies shall, for the avoidance of doubt, be deemed Confidential Information hereunder.

(b)           During the Term, and until the date that is two (2) years following the expiration or termination of the Term, SONY BMG shall have the option (the “Approved Distribution Channel Financial Audit Option”), exercisable by notice to Company at any time, to require Company to conduct an examination of the books and records of or related to any Approved Distribution Channels that contain any documentation reasonably necessary for SONY BMG to verify the accuracy of payments paid or payable by or on behalf of the Approved Distribution Channel concerned to or on behalf of Company in connection with the exploitation of the SONY BMG Materials via the Video Service.  If, during the Term, and until the date that is one (1) year following the expiration or termination of the Term, Company conducts an examination of the books and records of any Approved Distribution Channels, to verify the accuracy of payments paid or payable by or on behalf of the Approved Distribution Channel concerned to or on behalf of Company, Company shall notify SONY BMG not less than sixty (60) days prior to the commencement of such examination, and SONY BMG shall have the right to exercise a Approved Distribution Channel Financial Audit Option in conjunction with the examination concerned.  In the event that SONY BMG exercises its Approved Distribution Channel Financial Audit Option, Company shall conduct the examination concerned through an auditor designated by SONY BMG in its sole discretion at company’s sole cost and expense, subject to the next sentence.  In the event that any examination of an Approved Distribution Channel’s books and records pursuant to SONY BMG’s exercise of a Approved Distribution Channel Financial Audit Option results in a recovery of any monies due to SONY BMG under this Music Video Reproduction and Exhibition Agreement in excess of One Hundred Dollars ($100), Company shall immediately pay over to SONY BMG the full amount of SONY BMG’s Proportionate Share of total monies recovered by Company under the applicable audit (which in no event may exceed the full amount of SONY BMG’s Proportionate Share of total monies recovered by Company under the applicable audit in any event), and SONY BMG shall reimburse Company for SONY BMG’s Proportionate Share of Company’s actual, out-of-pocket cost of the audit concerned promptly following SONY BMG’s receipt of notice from Company containing such documentation as SONY BMG may reasonably deem necessary evidencing such actual, out-of-pocket costs and Company’s payment thereof to the auditor concerned.  As used herein, “SONY BMG’s Proportionate Share” shall mean a fraction, the numerator of which is the total amount of monies recovered by Company under the applicable audit that are due and owing to SONY BMG and are otherwise payable to SONY BMG under this Agreement, and the denominator of which is the total amount of monies recovered by Company under the applicable audit (including, for the avoidance of doubt, the total amount of monies recovered by Company under the applicable audit that are due and owing to SONY BMG and are otherwise payable to SONY BMG under this Agreement).

(c)           Company shall maintain accurate and complete records and books of account in accordance with GAAP applied on a consistent basis that contain any documentation reasonably necessary for SONY BMG to compute and verify the payments payable to SONY BMG hereunder, and to verify all of the information required to be delivered to or otherwise made available to SONY BMG in connection with the performance of this Agreement.  No more than once per year, and no more than once in respect of any particular Quarterly Report rendered hereunder, and only within two (2) years following the termination or expiration of the Term, SONY BMG’s representatives will have the right to examine the books and records described in the first sentence of this paragraph at any time during Company’s normal business hours, upon no less than twenty-one (21) days’ advance notice, and to make copies of them and extract information from them, which books, records and copies shall, for the avoidance of doubt, be deemed Confidential Information hereunder.

(c)           Company will cooperate with SONY BMG’s representatives to insure their reasonable (as construed broadly, in order for SONY BMG to enforce and protect its interests in connection with this Agreement) access to such books and records of Company’s and will furnish such supplemental information and documents as SONY BMG may request. If the audit establishes that Company has under-accounted and/or underpaid any Service Fees (deficiency) of ten percent (10%) or more of the Service Fees reported during the audit period then the reasonable and documented expenses of such inspection, including fees (but excluding SONY BMG’s overhead other than in-house auditor costs, the value of which shall be based on the fair market value for comparable services were they provided by unaffiliated third party auditors), shall be borne by Company.  Company shall promptly pay the amount of such deficiency, plus interest, as provided herein.

6.06.                      If SONY BMG does not receive any Quarterly Report as and when required hereunder, Company shall submit Service Fee payments that are twenty percent (20%) higher than the Service Fee payments due for the preceding quarter, and payments shall continue at that increased rate, until SONY BMG receives the late Quarterly Report.  If the amount paid pursuant to this paragraph is less than the amount actually due, the underpayment shall be subject to paragraph 6.03(d) above.  If the amount paid pursuant to this paragraph is more than the amount actually due, the overpayment shall be credited against future Service Fees due to SONY BMG under this Agreement.  Nothing herein shall limit SONY BMG's rights or remedies elsewhere in this Agreement or otherwise.

6.07.                    Company warrants and represents that Company will bear and pay any and all taxes, duties and customs of any kind, however designated, levied or based in any way anywhere in the Territory upon the performance of Company’s obligations under this Agreement or the sale or resale of any products or services by Company, including, for the avoidance of doubt and without limitation, all sales, use, excise, transactional, purchase, value added or similar taxes (other than income taxes payable by SONY BMG on monies earned by SONY BMG under this Agreement).  Company will execute any documents SONY BMG reasonably may deem necessary or desirable to evidence Company liability for such taxes.  If any claim is made against SONY BMG for such taxes, Company will promptly remit to SONY BMG such sums together with any penalties and interest assessed.

6.08.                      For a period of two and one-half (2½) years following the last day of the Term, Company shall retain all transaction data and other data or information reasonably necessary for SONY BMG and Company to determine and verify all amounts due or payable hereunder and for accounting purposes, including, without limitation, each of the items required in each Quarterly Report.

7.           OPERATION OF THE SERVICE; RESTRICTIONS

7.01.                      Company will use all SONY BMG Materials in an unaltered form.  Company warrants and represents that Company shall not directly or indirectly allow any of the SONY BMG Materials to be edited, altered or otherwise modified, either in whole or in part, directly or indirectly.  Without limiting the generality of the foregoing, all SONY BMG Videos included in the Video Service, including all Ephemeral Copies derived from encoded digital files delivered by SONY BMG to Company under paragraph 4.01 above, shall be in the same form and format, including the same codecs, bitrates, frame rates, screen resolutions, sampling rates and other parameters, as the corresponding SONY BMG Video is delivered to Company under paragraph 4.01 above, without alteration, editing and/or transcoding of any kind, in whole or in part.

 7.02.                       (a)              All rights in any SONY BMG Materials furnished by SONY BMG or used by Company at SONY BMG’s request in connection with the Video Service, including the copyright and the right to secure copyright, shall be SONY BMG’s property throughout the universe and in perpetuity.

(b)           All matters relating to the SONY BMG Authorized Trademarks deemed advisable by SONY BMG’s attorneys shall be determined in SONY BMG’s sole discretion.  SONY BMG shall not be deemed unreasonable in rejecting any requested change to the use of the SONY BMG Authorized Trademarks with respect to the Video Service upon the advice of SONY BMG’s attorneys.

7.03.                    (a)           Company shall be solely responsible for creating, maintaining and distributing the Video Service in accordance with the Technical and Security and the Functionality Specifications.

(b)           Except as expressly provided in this Agreement, Company shall, at its sole expense, be solely responsible for conducting all business activities related to the Video Service.

(c)           Except as expressly set forth herein, as between SONY BMG and Company, Company hereby assumes all liability which may arise from products and services, as the case may be, rendered to End Users and liability for injuries to and by servants, agents, employees or the general public in connection with operation of the Video Service.  Except as expressly set forth herein, all business risks related to the Video Service shall be borne solely by Company.

(d)           All costs and expenses incurred in insuring against loss, theft or damage of any materials delivered to Company by SONY BMG (“Delivery Materials”) shall be borne by Company. Upon the loss, theft, damage to or destruction of any Delivery Materials, Company shall promptly furnish SONY BMG with proof thereof by an affidavit executed by a duly authorized officer of Company which accurately confirms, with reasonable particularity, the loss, theft or damage concerned.  For any Delivery Materials lost, stolen, destroyed or damaged after delivery to Company and prior to return to SONY BMG, Company shall promptly pay to SONY BMG the reasonable replacement cost thereof, which payment shall not transfer title thereto to Company or any other Person.

(e)           (1)     As between Company and SONY BMG, Company shall be solely responsible for acquiring all rights, consents, licenses and permissions necessary for the performance, reproduction, synchronization and other use of Compositions embodied in SONY BMG Videos used in connection with the Video Service, and for the payment of all costs, fees, expenses, charges and royalties, however designated, in connection with the use and exploitation of such Compositions, as and when required under such rights, consents, licenses and permissions.

(2)    As between Company and SONY BMG: (i) SONY BMG shall be responsible for making all union payments (if any) to the extent, if at all, per-transaction payments are required by the American Federation of Musicians (AFM) and American Federation of Television and Radio Artists (AFTRA) arising out of Service Transmissions of SONY BMG Materials, (ii) SONY BMG shall be responsible for making all royalty and other payments required to be made by SONY BMG in respect of Service Transmissions of SONY BMG Materials to each recording artist, producer, mixer, remixer and other Person that contributed to the recording or creation of SONY BMG Videos or other SONY BMG Materials, excluding any royalty or other payments arising from the acquisition and exploitation of the publishing rights described in sections 7.03(e)(1) above, which publishing rights, for the avoidance of doubt, are covered in accordance with such sections.

(3)    Except as otherwise expressly provided in this Agreement, Company shall be solely responsible for any and all costs, fees, expenses, charges and royalties, however designated, in connection with the use and exploitation of SONY BMG Materials under the Grant of Rights.

7.04.                      (a)           Each SONY BMG Video exhibited, performed or displayed via the Video Service shall contain a so-called “chyron” (as that term is understood in the United States Phonograph Record industry) which, during the first and last five (5) seconds of the exhibition of the SONY BMG Video concerned, displays in human readable form, each of the following elements with a degree of size, place and prominence consistent with a mockup approved by SONY BMG in writing in advance in each instance, as Sony BMG will direct for the Sony BMG Video concerned: (i) the title of the SONY BMG Video; (ii) the title of the album from which the SONY BMG Video concerned is derived; (iii) the name of the recording artist featured in the SONY BMG Video; (iv) the name of the record label used by SONY BMG to market and distribute such album (e.g., Columbia, Epic or RCA); and (v) the name of the director of the SONY BMG Video.  Without limiting any of SONY BMG's rights herein, Company warrants, represents and agrees that, with respect to any SONY BMG Artist whose performances are embodied on the SONY BMG Videos utilized in connection with the Video Service, the credits for such artist, and the artist credits in any advertising containing the Video Service, shall appear in the same size, prominence and type style as the size, prominence, and type style used in connection with credits for all artists that are not SONY BMG Artists.

7.05.                      (a)           Except as and to the extent expressly permitted elsewhere in this Agreement, Company shall not, without SONY BMG’s prior written consent in each instance, which consent SONY BMG may withhold in its unrestricted discretion, make any use (directly or indirectly) of any SONY BMG Authorized Trademark or of the names, likenesses or biographical materials of any SONY BMG Artist and/or any other Persons contributing to the recording or creation of any SONY BMG Materials, including, for the avoidance of doubt and without limitation, any directors of SONY BMG Videos, any producers, mixers and/or remixers, in advertisements, promotions, press releases or marketing materials used in connection with the Video Service or otherwise.

7.06.                      (a)           Company shall not, under any circumstance, (i) attempt to pledge, mortgage or otherwise encumber (A) the SONY BMG Materials or any other tangible or intangible property of SONY BMG provided to Company pursuant to this Agreement or (B) any of Company’s rights under this Agreement or (ii) attack or challenge the validity of any of SONY BMG’s or its licensor’s copyrights, patents, trademarks or other intellectual property rights or licenses.

(b)           (1)           Company's rights hereunder are non-transferable, non-sublicensable and non-delegable and Company acknowledge that: (i) all of the rights granted herein are granted on a non-exclusive basis; and (ii) SONY BMG reserves all rights to use, and authorize third parties to use, any or all of the SONY BMG Materials.

(2)           Notwithstanding the foregoing or anything elsewhere herein: (i) neither Company nor any Person deriving rights from Company may cut, edit, change, add to, delete, revise or otherwise edit or alter SONY BMG Videos in any manner whatsoever, in whole or in part, directly or indirectly, (ii) SONY BMG Videos shall only be exhibited, performed and displayed in their entirety in a linear manner, subject only to the End User generated results (e.g., pause, rewind, fast forward and/or replay) caused by an End User's operation of the interactive functionalities expressly permitted in the Functionality Specifications attached hereto as Exhibit A-2, and (iii) SONY BMG Videos shall only be exhibited, performed and displayed as audiovisual works (i.e., nothing herein shall be construed as permitting Company to strip the audio portion of any SONY BMG Video from the video portion thereof, which, for the avoidance of doubt, is expressly prohibited).

(3)           Company shall not, and shall not authorize any Person to, whether through acts or omissions, either directly or indirectly, in whole or in part, create or facilitate the creation of any digital copies of any SONY BMG Materials (other than Ephemeral Copies, as and to the extent expressly permitted in this Agreement).  Without limiting the generality of the foregoing or anything elsewhere herein, if any technology approved by SONY BMG becomes commercially available on commercially reasonable, non-discriminatory terms that is designed to effectively prevent audiovisual materials, such as audiovisual materials that are exhibited, performed and displayed as part of and in connection with Service Transmissions via the Video Service, from unauthorized reproduction, in whole or in part, or from the redistribution of digital copies by the End User to other Persons in whole or in part (e.g., the MPAA “broadcast flag”), then: (x) Company will promptly (but in no event later than thirty (30) days thereafter) acquire all necessary rights, licenses and permissions as may be required for Company to use such technology in connection with Service Transmissions of SONY BMG Materials hereunder promptly following notice from SONY BMG that accurately confirms the availability of the applicable approved technology and SONY BMG's approval of such technology for the uses contemplated herein, and (y) Company will promptly thereafter encode and protect all Service Transmissions containing SONY BMG Materials in accordance with the specifications for the applicable technology on a prospective basis.

(4)           Company warrants, represents and agrees that it will not through its acts or omissions, directly or indirectly, sell or otherwise dispose of, pledge, mortgage or in any way encumber the SONY BMG Materials or any rights herein.

7.07.              Company's rights to use the SONY BMG Materials under the Grant of Rights shall be subject to all of the terms and conditions of this Agreement, and Company's right to use such SONY BMG Materials shall not constitute a transfer of rights to Company in or to the SONY BMG Materials or any other intellectual property associated therewith, except to the extent expressly authorized herein.   For the avoidance of doubt, nothing contained in this Agreement shall be construed as giving Company or any other Person the right to sell, resell or otherwise conduct or authorize the transmission of SONY BMG Materials, either in whole or in part, as a dealer, retailer, distributor, subdistributor, merchant, syndicator or otherwise, except to the extent expressly, if at all, authorized herein.

8.           SECURITY

8.01.                      (a)           At all times during the Term, the SONY BMG Materials shall be stored, hosted, secured, served and delivered directly to End Users solely from Company Servers in accordance with the Technical and Security Specifications attached hereto as Exhibit A-2 attached hereto.

(b)           If Company becomes aware of any unauthorized access to or unauthorized reproduction of SONY BMG Materials or other materials or properties owned or controlled by SONY BMG in contravention of the terms, conditions and limitations prescribed in this Agreement as a result of a breach of security with respect to Company Servers or any other aspect of Company’s server-side distribution platform, including network components used in connection with Company Servers (e.g., a server hack), or if Company becomes aware that the security features contained in the Technical and Security Specifications, solely insofar as they relate to server-side security, are capable of circumvention (each a “Server Security Breach”), Company shall immediately notify SONY BMG (in the event that SONY BMG was not the Person that made Company so aware) and shall reasonably cooperate with SONY BMG, at Company’s expense, to promptly cure the Server Security Breach concerned to SONY BMG’s reasonable satisfaction and Company shall give SONY BMG such assurances and furnish to SONY BMG such plans as are reasonably satisfactory to SONY BMG detailing, with reasonable particularity, the steps that have been taken and the steps that Company proposes to take to eliminate the Server Security Breach concerned.  In the event that Company is unwilling or unable to cure such Server Security Breach to SONY BMG’s reasonable satisfaction within twenty-four (24) hours of becoming aware of such Server Security Breach, SONY BMG shall have the right, in its sole discretion, as of the end of the aforesaid twenty-four (24) hour period, exercisable by notice to Company (which notice, for the avoidance of doubt, may, notwithstanding anything to the contrary elsewhere herein, be via telephone, confirmed facsimile, confirmed electronic mail or any other effective method of communication in respect of which confirmation of delivery is available) to suspend the running of the Term and the grant of rights by SONY BMG under this Agreement until such Server Security Breach is cured to SONY BMG’s reasonable satisfaction  (such notice is sometimes referred to herein as a “Server Security Suspension Notice”). During the pendency of any such suspension period (x) the Term and the Grant of Rights shall be suspended, (y) Company’s rights to use the SONY BMG Materials and authorization to exhibit, perform and display SONY BMG Videos shall be suspended, and Company shall thereafter cease all exhibitions, performances and displays  of SONY BMG Videos, and (z) Company shall cease to use the SONY BMG Materials and all SONY BMG Materials shall be taken-down.  Without limiting the generality of the foregoing, SONY BMG shall be permitted to terminate the Term under Article 12 below if the suspension of the Term under the foregoing provisions of this subparagraph lasts more than sixty (60) consecutive days (or ninety (90) days in any period of one hundred and eighty (180) consecutive days).

(c)           Company shall employ a technology solution (including a DRM approved by SONY BMG hereunder) in accordance with the Technical and Security Specifications attached hereto.   Without limiting any other provision of this Agreement in respect of Company’s enforcement of the Technical and Security Specifications, in the event that such technology solution (including such DRM approved by SONY BMG hereunder) fails to prevent the use of any SONY BMG Materials in a manner inconsistent with the Technical and Security Specifications (a “DRM Security Breach”), Company shall immediately notify SONY BMG (in the event that SONY BMG was not the Person that made Company so aware) and shall reasonably cooperate with SONY BMG, at Company’s expense, to promptly cure the DRM Security Breach concerned on a prospective basis to SONY BMG’s reasonable satisfaction and Company shall give SONY BMG such assurances and furnish to SONY BMG such plans as are reasonably satisfactory to SONY BMG detailing, with reasonable particularity, the steps that have been taken and the steps that Company proposes to take to eliminate the DRM Security Breach concerned on a prospective basis.  In the event that Company is unwilling or unable to cure such DRM Security Breach on a prospective basis to SONY BMG’s reasonable satisfaction within five (5) days from the date Company becomes aware of such DRM Security Breach, SONY BMG shall have the right, in its sole discretion, as of the end of the aforesaid five (5) day period, exercisable by notice to Company (which notice, for the avoidance of doubt, may be via telephone, confirmed facsimile, confirmed electronic mail or any other effective method of communication in respect of which confirmation of delivery is available) to suspend the running of the Term and the grant of rights by SONY BMG under this Agreement until such DRM Security Breach is cured to SONY BMG’s reasonable satisfaction (such notice is sometimes referred to herein as a “DRM Security Suspension Notice”). During the pendency of any such suspension period (x) the Term shall be suspended, (y) Company’s rights to use the SONY BMG Materials and authorization to exhibit, perform and display SONY BMG Videos shall be suspended, and Company shall thereafter cease all exhibitions, performances and displays of SONY BMG Videos, and (z) Company shall cease to use the SONY BMG Materials and all SONY BMG Materials shall be taken-down.  Without limiting the generality of the foregoing, SONY BMG shall be permitted to terminate the Term under Article 12 below if the suspension of the Term under the foregoing provisions of this subparagraph lasts more than sixty (60) consecutive days (or ninety (90) days in any period of one hundred and eighty (180) consecutive days).

(c)           If Company becomes aware of any unauthorized access to or unauthorized reproduction of SONY BMG Materials in contravention of the terms, conditions or limitations prescribed in this Agreement as a result of a breach of security with respect to any Approved Handset, or if Company becomes aware that any of the security features contained in the Technical and Security Specifications, solely insofar as they relate to the security of any Approved Handset, are capable of circumvention (a “Device Security Breach”), Company shall (i) immediately notify SONY BMG (in the event that SONY BMG was not the Person that made Company so aware), (ii) reasonably cooperate with SONY BMG, at Company’s expense, to promptly cure the Device Security Breach concerned to SONY BMG’s reasonable satisfaction and (iii) give SONY BMG such assurances and furnish to SONY BMG such plans as are reasonably satisfactory to SONY BMG detailing, with reasonable particularity, the steps that have been taken and the steps that Company proposes to take to eliminate the Device Security Breach concerned.  Without limiting SONY BMG’S rights and remedies hereunder or otherwise, in the event that Company is unwilling or unable to cure such Device Security Breach to SONY BMG’s reasonable satisfaction within twenty-four (24) hours of becoming aware of such Device Security Breach, SONY BMG shall have the right, in its sole discretion, as of the end of the aforesaid twenty-four (24) hour period, exercisable by notice to Company (which notice, notwithstanding anything to the contrary herein, may be delivered via facsimile, electronic mail or any other effective method of written communication) to either (1) suspend the running of the Term and the grant of rights by SONY BMG under this Agreement until such Device Security Breach is cured to SONY BMG’s reasonable satisfaction, or (2) deem the applicable Electronics Device rejected as an Approved Handset on a prospective basis for the remainder of the Term.  During the pendency of any such suspension period, (x) the running of the Term shall be suspended, and (y) all SONY BMG Materials otherwise made available via the Video Service shall immediately be disabled or otherwise taken-down (such SONY BMG Materials are sometimes referred to herein as “Take-Down Materials”), as SONY BMG shall direct.  Without limiting the generality of the foregoing, SONY BMG shall be permitted to terminate the Term under Article 12 below if the suspension of the Term under the foregoing provisions of this subparagraph lasts more than sixty (60) consecutive days (or ninety (90) days in any period of one hundred eighty (180) consecutive days.

8.02.                      Upon reasonable advance notice, SONY BMG will have the right, at its own expense, to conduct technical audits of the Company and the Video Service for the purpose of observing and verifying the storage, hosting, security, serving, delivery and other use of the SONY BMG Materials, including, for the avoidance of doubt and without limitation, all hardware and software components and systems utilized by Company and its designees (e.g., Company Servers) that distribute the Video Service including server logs, and all documentation setting forth policies and procedures with respect to security features and formats, wherever any such hardware and software components and systems and documentation are maintained or stored, as applicable, including, without limitation, any and all data centers and information technology departments performing services or operations in connection with or on behalf of the Video Service.  For the avoidance of doubt, any information disclosed by Company under this paragraph 8.02 will be deemed “Confidential Information” hereunder.

9.           WEEKLY ACTIVITY REPORTS

9.01.                      (a)   In respect of each calendar week during the Term, Company will provide to SONY BMG on a weekly basis a report containing the following information:

(1)           A list containing the aggregate number of exhibitions of each SONY BMG Video organized by artist, title and “label” (e.g., Epic Records, Columbia Records, RCA Records, Zomba Records) (including the date, daypart segment and duration of each such exhibition), sorted by country and on an overall Territory-wide basis;

(3)           A list containing the top fifty (50) audiovisual works, including music videos (other than SONY BMG Videos) exhibited by artist, title and “label” (e.g., Epic Records, Columbia Records, RCA Records) (including the date, daypart segment and duration of each such exhibition), sorted by country and on an overall Territory-wide basis;

(4)           A comparison of the number of Service Transmissions embodying SONY BMG Videos with the total number of Service Transmissions of audiovisual works (including Music Videos) that are not SONY BMG Music), sorted by country and on an overall Territory-wide basis; and

(5)           A list of the top one hundred (100) selling Related Products sold via the Video Service through Buy Offer buttons or otherwise; and

(4)           A comparison of the number of Video Service Transmissions embodying Sony BMG Videos with the total number of Video Service Transmissions of   audiovisual works (including Music Videos) that are not Sony BMG Videos; and

 (5)           The ratio, expressed as a percentage, of all sales of Related Products sold via Buy Offers displayed through the Video Service that follow an End User request in a reasonably proximate time period after the exhibition of an audiovisual work including any Sony BMG Videos and other Music Videos (i.e., the “click through” or “conversion rate” for sales).

Without limiting the generality for the foregoing, on a weekly basis during the Term, Company will collect and deliver to SONY BMG a weekly report in an electronic and printable format, on or before 5:00 PM (EST) each Monday, in respect of activity of the Video Service during the seven (7) day period commencing on the Monday of the preceding calendar week through the preceding Sunday of that calendar week, containing the data and information described in (and otherwise in accordance with) the weekly reporting specifications attached hereto as Exhibit C on an overall basis and on a per Approved Distribution Channel basis (each, a “Weekly Report”).  Notwithstanding the foregoing, if Company provides additional categories of data, such as aggregated sales comparisons among record label groups, to any provider of recorded music content, then Company shall provide such additional data to SONY BMG.

10.           PROMOTIONAL OPPORTUNITIES

10.01.                           (a)                 (This paragraph 10.01 will apply only in the event that the Video Service incorporates artist specific and/or music video specific features, spotlights, contests and other marketing and promotional opportunities for any providers of audiovisual content in connection with the Video Service.)

(b)                  During the Term, SONY BMG and Company will work together in good faith to develop artist specific and/or Music Video specific features, spotlights, contests and other marketing and promotional opportunities  via the Video Service (“Featured Promotions”).  Toward that end, SONY BMG and Company will make reasonable efforts to participate in regularly scheduled meetings or conference calls (as the parties may mutually agree) to discuss SONY BMG’s release schedule, priorities and marketing and merchandising ideas for Featured Promotions for each Approved Distribution Channel.

10.02.                         (a)                   (This paragraph 10.02 will apply only in the event that the Video Service incorporates features, placements, merchandising opportunities, spotlights, contests, recommendations, messaging or other marketing and promotional opportunities on and in connection with the Video Service)

(b)                 (1)    Without limiting the generality of the foregoing or anything elsewhere herein, during the Term, Company shall offer to SONY BMG on a gratis basis a reasonably proportionate share of Promotional Opportunities (as such proportionate share is determined by reference to the number of albums sold by SONY BMG as compared to the number of albums sold by each other Person that is also a provider of recorded music content to the Video Service in the Territory during the preceding calendar month, in each case, as reported by SoundScan (or another provider of reasonably comparable sales data with reasonably equivalent authority, accuracy and reliability in the event that SoundScan ceases publication of such information) (i.e., so-called “album market share").  In the event that SONY BMG avails itself of any such Promotional Opportunities so offered, SONY BMG shall at all times retain sole control over the selection of SONY BMG Artists and SONY BMG Materials, subject to the next sentence.  SONY BMG shall consult with Company regarding the selection of SONY BMG Artists to be the subject of any particular Promotional Opportunity, provided, however, that SONY BMG and Company acknowledge and agree that the Promotional Opportunities will include a reasonable mix of SONY BMG Artists that are so-called "established artists" and SONY BMG Artists that so-called "developing artists."  In the event that Company reasonably believes that SONY BMG’s selection of artist(s) and/or SONY BMG Materials for any Promotional Opportunity is incompatible with the overall framework of such Promotional Opportunity, then Company shall notify SONY BMG of Company’s request that SONY BMG select different SONY BMG Artist(s) and/or SONY BMG Materials, and SONY BMG shall have the right to select in its sole discretion such different SONY BMG Artist(s) and/or SONY BMG Materials.

(2)           As used herein, “Promotional Opportunities” shall mean, individually and collectively, features, placements, merchandising opportunities, spotlights, contests, recommendations, messaging or other marketing and promotional opportunities on and in connection with the Video Service.

11.            MOST FAVORED NATIONS

9.01.  Company represents, warrants and covenants that, as of the Effective Date, it has not entered into, any agreement or other understanding with any third party provider of recorded music, artwork or other assets used in connection with the Subscription Video Service that contains terms and conditions that are more favorable to such third party when taken on a “whole agreement basis” than the terms and conditions of this Agreement when taken on a “whole agreement basis” (such agreement or other understanding with any such third party is sometimes referred to as a “More Favorable Agreement”).  Company represents, warrants and covenants that, after the Effective Date, if Company enters into a More Favorable Agreement, then Company shall promptly provide notice to SONY BMG of such event and offer to provide to SONY BMG the terms of such More Favorable Agreement in lieu of the terms herein.

9.02.  If SONY BMG chooses to accept such offer, the parties shall promptly amend the agreement for the remainder of the Term to reflect all of the terms and conditions of the More Favorable Agreement.  Subject to paragraph 9.01 above, SONY BMG shall have the right, not more than once per year of the Term, upon not less than fifteen (15) business days’ notice to reasonably request that an independent third party determine whether Company has entered into a potential More Favorable Agreement with any such third party.  If such independent third party determines that Company has done so, Company shall offer to amend this Agreement  to reflect, retroactively to the Amendment Date (as defined below), all of the terms and conditions of the More Favorable Agreement.  If accepted by SONY BMG, the parties shall promptly amend this Agreement  to reflect all of the terms and conditions of the More Favorable Agreement (the “Amended Agreement”).  The date on which the agreement is so amended shall be referred to as the “Amendment Date.”  Promptly after the Amendment Date, Company shall pay to SONY BMG the amount by which any amounts it owes to SONY BMG under the Amended Agreement (including, for the avoidance of doubt, advances, non-recoupable sums, service fees (however characterized) and equity consideration) exceeds the remuneration paid to SONY BMG under this Agreement due hereunder on and after the Amendment Date.  In the event that Company agrees to any provision in any third-party agreement that would have the effect of permitting such third party (each, a “Third Party”) to compare any of the terms of this Agreement with any terms in such third-party agreement, Company agrees that, in connection with such a comparison, Company (i) will only permit such Third Party to review the terms of this Agreement by means of an independent third-party auditor that agrees to maintain the confidentiality of all terms of this Agreement in a manner consistent with the foregoing provisions of this Article 11 and subject to Article 15 below, and (ii) will not disclose to such Third Party or to such third-party auditor the identity of SONY BMG as a party to this Agreement.

12.           TERMINATION

12.01.                      (a)           Immediately following the occurrence of any Default Event (as defined below), Company shall be deemed in material breach and default hereof and SONY BMG, in addition to any other rights and remedies which SONY BMG has under this Agreement or otherwise, may upon notice to Company, immediately terminate this Agreement and the Term, and the provisions of paragraph 12.02 below shall apply.  No exercise of any right or remedy hereunder shall limit SONY BMG’s right to recover damages by reason of Company’s default, SONY BMG’s right to exercise any other right or remedy under this paragraph 12.01, or any of SONY BMG’s other rights or remedies.

(b)           As used herein, a “Default Event” will mean the occurrence of any of the following events: (i) the failure to timely make payments required hereunder or render Quarterly Reports or other reports or information or to cooperate or render any information or documents required to be furnished or otherwise made available to SONY BMG as and when required hereunder; provided, however, that, with respect to any such breach Company will have a period of five (5) business days from its receipt of SONY BMG’s notice of such breach in which to cure said breach before it will be deemed a “Default Event”; (ii) a breach of any of Company’s representations, warranties, covenants or obligations hereunder, or the failure to fulfill any of Company’s material obligations hereunder; (iii) the bankruptcy or insolvency of Company, or the dissolution or the liquidation of Company’s assets, or the filing of a petition in bankruptcy or insolvency for an arrangement or reorganization by, for or against Company, or the appointment of a receiver or a trustee for all or a portion of Company’s property, or Company’s making an assignment for the benefit of creditors; provided, however, that Company will have a period of sixty (60) consecutive days from its receipt of any involuntary petition in bankruptcy filed against Company, as applicable, in which to cure said breach before it will be deemed a “Default Event”; (iv) Company’s attempt to assign any of Company’s rights, duties or obligations under this Agreement in contravention of the limitations prescribed elsewhere in this Agreement without SONY BMG’s prior written consent, or the succession of any of those rights to any other Person by operation of law; (v) If as a result of Company’s acts or omissions any Persons obtain access to SONY BMG Materials in contravention of the terms and limitations regarding access thereto prescribed in this Agreement, including any Server Security Breach, DRM Security Breach or Device Security Breach that is not cured as and when required in accordance with Article 8 above; (vi) If for any reason Company ceases doing business in the ordinary course and/or there is a substantial diminution in the ability of Company to effectively carry on its business in general or any aspect thereof or the business of the Video Service in particular; and/or (vii) In the event of a Change of Control.

12.02.                                Upon termination or expiration of the Term:  (i) all rights granted to Company herein shall immediately terminate; (ii) neither Company nor, for the avoidance of doubt, any other Person shall thereafter have any right to make any use of any SONY BMG Materials or SONY BMG Authorized Trademarks; (iii) Company shall immediately cease to use the SONY BMG Materials, including any Ephemeral Copies, computer files or software embodying the SONY BMG Materials; (iv) Company shall immediately return or destroy or remove, as SONY BMG shall direct, all of the foregoing materials and all copies of the foregoing materials, and Company shall promptly furnish SONY BMG with a sworn affidavit, signed by an officer of Company, in a form satisfactory to SONY BMG in its reasonable discretion, accurately confirming the foregoing; and (vi) all monies then due or to become due to SONY BMG shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Company.  No termination or expiration of this Agreement shall affect SONY BMG's right to payment of all monies due hereunder (and the associated accounting in connection therewith).

13.           REPRESENTATIONS AND WARRANTIES

13.01.                      Company covenants, represents and warrants that each of the following is true and shall remain true at all times during the Term:

(a)           Company has the right and power to enter into and fully perform this Agreement and to make the commitments Company makes herein, and except as expressly provided in this Agreement, has obtained and will retain all necessary licenses, permissions and consents (including, for the avoidance of doubt, all necessary publishing licenses in connection with the use of the SONY BMG Videos) and any other licenses, permissions or consents for which the terms of this Agreement expressly provide that SONY BMG shall be responsible.

(b)           Except as expressly provided in this Agreement, SONY BMG shall not be subject to any costs, fees, royalties or other charges in respect of the operation of the Video Service and the exploitation of any SONY BMG Materials under the Grant of Rights granted in this Agreement.

(c)           Company is fully-qualified to perform all obligations as described herein and to maintain and operate the Video Service as described herein.  Company shall operate the Video Service to the best of Company’s abilities in accordance with the Functionality Specifications and the Technical and Security Specifications, and shall not subcontract or otherwise delegate any of Company’s duties hereunder.

(d)           Company shall own, possess valid licenses to use and/or control at all times during the Term, all right, title and interest in and to the Video Service and all materials embodied, reproduced or otherwise contained therein, and all copyrights and other rights therein, throughout the Territory, free and clear of any and all claims or encumbrances whatsoever therein to the extent necessary for the operation of the Video Service as described herein.  The Video Service, and the operation and use thereof for the purposes described herein, shall not, and at no time shall during the Term, violate any law (including, without limitation, any federal law or regulation) or infringe upon or violate the rights of any Person, including, without limitation, any trademarks, names, logos, copyrights, materials or other content Company creates, licenses, uses, publishes, performs, reproduces, distributes or displays (other than the SONY BMG Materials or other materials furnished to Company by SONY BMG hereunder).

(e)           As of the date that Company commences transmission of SONY BMG Materials via the Video Service, Company will have obtained from all necessary third parties all licenses and other rights necessary or advisable in order to create and operate the Video Service.

(f)           Company is a corporation duly organized and in good standing under the laws of Florida.

(g)           Each of the security features utilized by Company shall at all times be of the highest technical standards and functionality, and shall at all times utilize systems which are considered the so-called “state-of-the-art”.

(h)           The Service shall not contain or utilize any content or other materials which SONY BMG deems patently offensive or which, in the judgment of its attorneys, might subject SONY BMG or Company to unfavorable regulatory action. The Service shall not contain or utilize any content or other materials that could be construed by a reasonable Person as tending to disparage, ridicule, insult, deride, embarrass, humiliate, taunt or disgrace the reputation or good will of any SONY BMG Artists, SONY BMG or any of SONY BMG's Affiliates.

(i)           Company shall not enter into any agreement whatsoever on behalf of SONY BMG, shall not make any representations or warranties on behalf of SONY BMG, and shall not represent to any Person that it has the power, whether express or implied, to bind SONY BMG in any way or enter into contracts on SONY BMG’s behalf.

(j)           Company shall not make any use of any SONY BMG Materials, or authorize any third party to make any use of any SONY BMG Materials, except as specifically permitted pursuant to the express terms of this Agreement.  Company’s use of any SONY BMG Materials other than as specifically permitted pursuant to the express terms of this Agreement shall be subject to SONY BMG’s right of prior review and written approval in every such instance.  For the avoidance of doubt, and without limiting any of the foregoing, in no event at any time during the Term shall Company use any SONY BMG Materials, or authorize any third party to make any use of any SONY BMG Materials except as otherwise expressly permitted in this Agreement.

(k)           Company shall use best efforts to ensure the security of all data and information collected and/or transmitted by the Video Service, and that in connection with such efforts it shall make use of current, effective and so-called “state of the art” encryption and anti-piracy technologies.

(m)           Company will not make or facilitate the making of any reproductions or copies of any SONY BMG Materials except in connection with Ephemeral copies as and to the extent expressly permitted in this Agreement.

(n)           Company shall not cut, edit, change, add to, delete from or revise any SONY BMG Materials (or authorize any Person to do any of the foregoing) without the express prior written consent of SONY BMG in each instance.  Without limiting the scope of the foregoing, Company expressly agrees that it will not alter or delete any title, credit or copyright notice, any trademarks or service marks, or the talent, writing, producing, directing or music credits contained in the SONY BMG Materials.

(o)           Company will not, directly or indirectly, sell or otherwise dispose of, pledge, mortgage or in any other way encumber the SONY BMG Materials.

(p)           Company will use commercially reasonable efforts to develop and promote the Video Service.

(r)           All elements and components of the Video Service's distribution platform, including all Company Servers, shall be owned and controlled solely by Company that are located solely at such locations in the Territory, which locations Company has notified SONY BMG in writing with reasonable particularity as to its exact physical location (e.g., by providing the name of the facility, the street address of such facility and the main phone number for such facility).  Company will give SONY BMG thirty (30) days’ prior notice before changing the location of any such Company Servers.  As of the date hereof, the Company Servers are located at: Thorn Communications Inc., 11 Broadway, 3rd Floor (Suite 332), New York, NY 10004 (phone: +1-212-480-3680).

(s)           Except as and to the extent expressly provided elsewhere in this Agreement, Company shall exclusively provide all content hosting, bandwidth, and other service and distribution functions in connection with the Video Service.

(t)           Company will use state-of-the-art safeguards to protect all SONY BMG Materials in Company’s possession or control.

(u)           SONY BMG Materials shall not be exhibited, performed or displayed, as the case may be, in a manner that could be construed by a reasonable Person as an endorsement of any product, service or Person, as so-called "commercial tie-up" or "commercial tie-in" or any similar use, directly or indirectly, in whole or in part without the prior written consent of SONY BMG in each instance, which consent SONY BMG may withhold in its sole, unrestricted discretion in each instance.

(v)           Company shall not allow any Person outside the Territory to access the Video Service.

13.02.      (a)           SONY BMG represents and warrants that it has the right, power and authority to enter into and fully perform this Agreement and to make the commitments that SONY BMG makes herein.

(b)           SONY BMG represents and warrants that, to the best of its knowledge, the use of the SONY BMG Videos (excluding any musical compositions and any dramatic, literary or other copyrighted works embodied in the soundtrack therein) in accordance with the terms of this Agreement will not violate or infringe the rights of any third parties.

14.           ADDITIONAL DEFINITIONS

“Account” shall mean SONY BMG’s banking account as established and maintained by SONY BMG and of which Company have been notified from time-to-time during the Term.  As of the Effective Date, Company shall be deemed to have been notified of the following banking account: JP Morgan Chase, 4 New York Plaza, New York, NY 10004, ABA#: 021000021, Account Name: BMG Music, Account#: 323213804.

“Applicable Affiliate Account” shall mean the Applicable Affiliate’s banking account as established and maintained by the applicable Affiliate and of which Company have been notified from time-to-time during the Term.  As of the Effective Date, Company shall be deemed to have been notified of the following banking account listed in Exhibit E attached hereto.:

"Advance" shall mean a prepayment of Service Fees.  Company may recoup Advances solely from Service Fees to be paid or accrued to or on behalf of SONY BMG pursuant to this Agreement.  Advances paid under this Agreement shall not be returnable to Company or any other Person.

“Advertisements” shall mean any and all audio, audiovisual, graphic, textual and other advertisements, messages, sponsorships or other commercial space that is leased, licensed or sold to or on behalf of Persons for purposes of advertising, promotion, marketing, trade or otherwise (e.g., the development, maintenance or enhancement of general goodwill).

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common ownership or control with, or is owned or controlled by, such specified Person.  As used in this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the ownership of at least fifty percent (50%) of the equity of such other Person.

 “Approved Handsets” shall mean a small, light-weight Electronic Device that (i) is designed for use during travel, (ii) is at all times capable of establishing and/or maintaining connectivity to the Wireless Platform, (ii) does not have a Prohibited Digital Output, and (iii) is primarily used by end users for the transmission and receipt of voice and data communications via the Wireless Platform.  Without limiting the generality of the preceding sentence, an essential attribute of such a light-weight Electronic Device is the ability for it to run and perform all functions solely on the basis of battery power and without the use of a continuously recurring connection to an AC, DC, or other electrical power supply.

"Buy Offer" shall mean a visible area within the Deck Page of a recipient of the Video Service utilized to display the audiovisual programming of the Video Service that contains an interactive platform (with supporting software and tools) that enables data to be delivered via the Wireless Platform to and from an Approved Distribution Channel utilized to deliver Video Service Transmissions to End Users that visibly and prominently displays to End Users in clear text offers to purchase Related Products from third-party mobile retailers as selected by SONY BMG in its sole discretion using a so-called “one-click” purchase method which, if accepted by such Person, results in the consummation of a sale of the applicable Related Product by the applicable third-party mobile retailer that is fulfilled by delivery to such Person by such third-party mobile retailer.

“Change of Control” shall mean the occurrence of any of the following events (solely for purposes of this definition Company shall mean the Company and/or any company with which the Company merges or consolidates):  (i)The Permitted Holders cease to be the beneficial owner, directly or indirectly, of a majority in the aggregate of the total voting power of the capital stock of the Company; (ii) Any person or group, other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the capital stock of Company and the Permitted Holders (1) beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the capital stock of Company than such other person or group or (2) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Company; or (iii) A Triggering Person or an Affiliate of a Triggering Person, acting either alone or as part of a group, directly or indirectly, (A) becomes the beneficial owner of any voting power of the capital stock of Company or (B) obtains the right or ability by voting power, contract or otherwise, to elect or designate for election any one or more members of the board of directors of Company.  The terms “beneficial owner” and “group” shall have the meanings given to such terms under the Securities and Exchange Act of 1934, provided that when “beneficial owner” refers to someone other than the Permitted Holders, it shall be deemed to include “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.  Clauses (i) and (ii) and clause (iii)(B) of the foregoing provision shall no longer apply in the event (a) there is an initial public offering of the Company’s shares for at least 20% of the Company’s capital stock [and] [or] resulting in proceeds to the Company of at least $5,000,000 and (b) following such initial public offering, the Permitted Holders no longer (A) own a majority of the voting power of the capital stock of the Company or (B) have the right to elect a majority of the board of directors of the Company.

“Company Application” means a computer program (or other set of statements or instructions, as the case may be) that contains each of the following essential attributes and functionalities: (i) it incorporates an embedded media player with audiovisual playback and library management functionality including management of the applicable End User's User Account; (ii) it integrates the Company’s Deck Site and connects to the Company Servers in a manner that makes the Video Service accessible to the end user of such computer program (or other set of statements or instructions, as the case may be) via Approved Handsets; (iii) it is marketed and branded solely under the Company Branding; and (iv) it is operated in conformity with the Functionality Specifications and the Technical and Security Specifications, respectively, attached hereto.

 “Company Branding” will mean the “IMN TV” Trademarks and any other indicia of branding owned by Company and generally used by Company in conjunction with the Video Service.

"Company Servers" means the computer servers owned, operated and controlled solely by Company that are located in the Territory and utilized by the Company in connection with the Video Service.

“Composition” shall mean (i) a single musical composition or other dramatic, literary or other work embodied in the Recording concerned, irrespective of length, including all spoken words and bridging passages, or (ii) a spoken word or dramatic work (or portion thereof), irrespective of length, that is thematically related and embodied by SONY BMG in such Recording.

"Contract Year" - the annual period beginning on the date of commencement of the Term, and each subsequent annual period during the Term beginning on the anniversary of that commencement date (as such Contract Year may be suspended or extended, and those dates postponed, as provided herein).

“Deck Page” means a document that is written in XHTML Basic, XHTML Mobile Profile, WML (i.e., WAP Markup Language), or another industry standard mark-up language, that is made available for viewing by Users on Wireless Devices via the Internet by using WAP, i.e., Wireless Application  Protocol, (or any other generally accepted protocols) to effectuate data transmissions.

“Deck Site” means a collection of Deck Pages with a common theme or subject matter that are: (a) solely operated and controlled by Company; and (b) interconnected via Links and delivered via the Wireless Platform.

“Digital Copy” shall mean a copy (other than an Ephemeral Copy) or reproduction of any content, including without limitation the SONY BMG Materials, in a digital format.

“DRM” will mean a technology that is designed to provide a secure, reliable process for the encryption and decryption of digital media files and the enforcement of the usage rules applicable to the Music Videos by means of software that is permanently associated with such digital media file, as approved by SONY BMG in writing in advance in its sole discretion for the Music Video concerned.  The parties hereby acknowledge that as of the Effective Date, Company has not yet submitted a proposed such technology to SONY BMG for its approval hereunder.  Company hereby agrees that it will submit a proposed such technology to SONY BMG for its approval hereunder promptly following the complete execution of this Agreement, and that notwithstanding anything elsewhere in this Agreement, SONY BMG’s prior approval of such technology will be deemed a condition precedent to (x) the effectiveness of the Grant of Rights prescribed in Article 1, and (y) SONY BMG’s delivery of SONY BMG Videos to Company pursuant to subparagraph 4.01(a).

"Electronic Device" shall mean any device designed to (i) accept input of digital or analog data; (ii) process that input through software, utilities or and other sets of instructions that control the operation of such electronic device; and (iii) produces output and causes a desired result which enables a Person utilizing such device to perceive a copy or performance, as the case may be, of the content embodied in the digital or analog data transmission concerned.

“End User” shall mean an end user of the Video Service located solely in the Territory who accesses or receives Service Transmissions of SONY BMG Materials and uses the Video Service solely for personal, non-commercial use.

 “Functionality Specifications” means the functionality specifications, operational features and mock-ups of the Video Service, insofar as it includes the SONY BMG Materials, that is approved by SONY BMG in writing in advance in its sole discretion for the applicable Approved Distribution Channel, insofar as it pertains to SONY BMG Materials used in connection with the Video Service. The parties hereby acknowledge that as of the Effective Date, Company has not yet submitted proposed such specifications to SONY BMG for its approval hereunder.  Company hereby agrees that it will submit proposed such specifications to SONY BMG for its approval hereunder promptly following the complete execution of this Agreement, and that notwithstanding anything elsewhere in this Agreement, SONY BMG’s prior approval of such specifications will be deemed a condition precedent to (x) the effectiveness of the Grant of Rights prescribed in Article 1, and (y) SONY BMG’s delivery of SONY BMG Videos to Company pursuant to subparagraph 4.01(a).  Once so approved by SONY BMG in accordance with the terms hereof, such specifications will be deemed incorporated by reference into this Agreement as the Functionality Specifications attached as Exhibit A-2 hereto.

"GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect from time to time.

“Music Video” means a short form audiovisual works featuring, primarily, the audio soundtrack of a sound recording in synchronization with visual images that is produced by SONY BMG primarily for promotional exhibition, and is of a type and variety that is customarily delivered to television broadcast outlets such as MTV for promotional exhibition by means of Basic Cable.

 “Objectionable Activities” means any one (1) or more of the following activities: the incorporation, facilitation, inducement, advocacy or promotion of illegal activity including without limitation infringement of copyright, trademark, patent or other intellectual property rights; the depiction or display of sexually explicit images; the promotion of violence; the promotion of discrimination; the endorsement of political positions or political candidates; and the advertisement, sale or promotion of tobacco, firearms, personal hygiene products, pornography, religious causes or any other subject matter which SONY BMG deems in its sole, unrestricted discretion to be objectionable.

“Pay-Per-View Basis” shall mean an offer to deliver a transmission of programming to a controlled and limited number of recipients that have affirmatively elected to pay consideration as a condition precedent to receiving such transmission, which consideration is payable on a per program, per Music Video, per event, per day or other time limited basis (e.g., “pay-per-hour”, “pay-per-title”, “pay-per-day” etc).  For purposes of this paragraph, only, and for no other purpose, payments of a “de minimis” or “token” nature that are obviously and substantially less than the reasonable range of fair market value for reasonably comparable transmissions of programming shall not be deemed to constitute “consideration” for purposes hereof.

“Permitted Holders” means those Persons who as of the Effective Date own or control at least 2% of the outstanding capital stock of Company and any Person acting in the capacity of an underwriter in connection with a public or private offering of the capital stock of Company. Company hereby represents and warrants to SONY BMG that as of the Effective Date, such Persons are Corrinne Fallacaro (79%) and Chris Mauritz (11%).

“Person” means any natural person, legal entity, or other organized group of persons or entities.  (All pronouns, whether personal or impersonal, which refer to Persons include natural persons and other Persons).

"Phonograph Record" shall mean a Record as embodied by the manufacturer and/or distributor in a physical, non-interactive Record configuration (e.g., vinyl LP's, cassettes, compact discs, videocassettes) prior to its distribution to the consumer, as opposed to the transmission or communication of a Record to the consumer prior to being embodied in a physical Record configuration, whether or not it may at some point be embodied in a physical Record configuration, by the consumer or under the consumer's direction or control.

“Prohibited Digital Output” shall mean a digital output that forms a part of an Electronic Device that is capable of rendering or transmitting unencrypted digital data containing television programming, in whole or in part.

“Prohibited Entity” will mean a Person that is (A) an entity (or the parent, subsidiary, affiliate or licensee of any such entity) against which SONY BMG or any licensee, either directly or indirectly, has an actual or potential claim arising out of the unauthorized recording, manufacture, distribution, sale, reproduction (or other use) of any SONY BMG Materials or other property or other tangible or intangible rights, of which SONY BMG will inform Company, or (B) an entity (or the parent, subsidiary, affiliate or licensee of any such entity) involved in litigation with SONY BMG arising out of the unauthorized recording, manufacture, distribution, sale, reproduction (or other use) of any SONY BMG Materials or other property or other tangible or intangible rights. In each case, Company may request that SONY BMG inform Company whether a potential acquirer of Company constitutes a Prohibited Entity.

"Record(s)" shall mean all forms of reproductions, transmissions or communications of Recordings now or hereafter known, manufactured, distributed, transmitted or communicated primarily for home use, school use, jukebox use or use in means of transportation.

“Related Products” shall mean musical and non-musical digital products and services (e.g., digital content distributed via mobile phones, personal computers and other consumer electronic equipment and so-called interactive voice response services) associated with the SONY BMG Materials licensed hereunder, including, without limitation, music video downloads, ringtones, ringbacks, voicetones and wallpaper.

"Service Transmission" means each delivery of a SONY BMG Music Video by means of Streaming for exhibition, performance and display on Approved Handsets of End Users through Approved Distribution Channels, which are rendered for playback on such Approved Handsets solely for the personal, non-commercial use of the End User recipient, solely as part of and in connection with the Video Service in the Territory in accordance with the Technical and Security Specifications attached as Exhibit A-1 hereto, the Functionality Specifications attached as Exhibit A-2 hereto, and the other terms, conditions and limitations prescribed elsewhere in this Agreement

"SONY BMG Artist" shall mean recording artists whose featured musical performances are embodied in a SONY BMG Video.

“SONY BMG Authorized Trademarks” shall mean any Trademark owned and/or controlled by SONY BMG and made available to Company pursuant to the terms and conditions of this Agreement.

 “SONY BMG Materials” shall mean the SONY BMG Videos and the SONY BMG Authorized Trademarks, together with any associated metadata and all other artistic and literary materials, ideas, and intellectual properties owned or controlled by SONY BMG (or its designees, Affiliates, agents or related companies, as the case may be) furnished or selected by SONY BMG hereunder and delivered to the Company by SONY BMG in its sole discretion for use by Company, as and to the extent expressly permitted herein.

"SONY BMG Parties" shall mean SONY BMG Music Entertainment and its parents, subsidiaries, affiliates, divisions, components and licensees and each of their officers, agents, employees, partners, directors, controlling persons and advisors.

“SONY BMG Video” shall mean, individually and collectively, each Music Video (i) in respect of which SONY BMG has the appropriate reproduction, distribution, transmission, performance, display and exhibition rights in the applicable country in the Territory, and (ii) has been delivered by SONY BMG to Company for such purpose under Article 4 above, subject to SONY BMG’S take-down rights as set forth in Article 4 above and the other exclusions and limitations prescribed elsewhere in this Agreement.

“Subscription Basis” shall mean a transmission of programming that is controlled and limited to particular recipients, and for which consideration is required to be paid or otherwise given by or on behalf of the recipient on a recurring, periodic basis (e.g., monthly, quarterly or semi-annually) to receive a package of transmissions that includes such programming.

"Stream" - a single, encrypted digital audio transmission of any duration via the Internet whereby such transmission is contemporaneous with the performance of the sound recording embodied therein and which cannot be digitally copied, duplicated or stored in any manner or medium in whole or in part, directly or indirectly (other than any ephemeral copies used solely for so-called “caching” or “buffering”). “Streaming”; “Streamed” the act or process of transmitting Streams.

“Technical and Security Specifications” means the technical and security specifications for the Video Service that is approved by SONY BMG in writing in advance in its sole discretion for the applicable Approved Distribution Channel, insofar as it pertains to SONY BMG Materials used in connection with the Video Service. The parties hereby acknowledge that as of the Effective Date, Company has not yet submitted proposed such specifications to SONY BMG for its approval hereunder.  Company hereby agrees that it will submit proposed such specifications to SONY BMG for its approval hereunder promptly following the complete execution of this Agreement, and that notwithstanding anything elsewhere in this Agreement, SONY BMG’s prior approval of such specifications will be deemed a condition precedent to (x) the effectiveness of the Grant of Rights prescribed in Article 1, and (y) SONY BMG’s delivery of SONY BMG Videos to Company pursuant to subparagraph 4.01(a).  Once so approved by SONY BMG in accordance with the terms hereof, such specifications will be deemed incorporated by reference into this Agreement as the Technical and Security Specifications attached as Exhibit A-1 hereto.

           “Trademarks” shall mean trademarks and service marks, trade names, brand names, corporate names, logos, trade dress, and other words, designations, labels, symbols, designs, colors, color combinations or product configurations, whether registered or unregistered.

“Triggering Person” will mean: (i) a Person or any Affiliate of such Person that is engaged in the business of selling or otherwise making available Records (including, for the avoidance of doubt, Internet music retailers); (ii) a Person or any Affiliate of such Person that is engaged in the recording industry; (iii) a Person or any Affiliate of such Person that is engaged in the music publishing industry; (iv) a Person or any Affiliate of such Person that is engaged in the radio, television and/or background/foreground music industry; (v) a Person or any Affiliate of such Person that is engaged in any business that owns or controls a so-called “portal” Web Site or a consolidated network of Web Sites; (vi) a Person or any Affiliate of such Person that is engaged in the business of manufacturing and/or selling consumer electronics devices; (vii) a Person or any Affiliate of such Person that is engaged in the business of selling blank digital recording media (other than those products in respect of which appropriate royalties are paid in accordance with the Audio Home Recording Act amendments to the United States Copyright Law), products designed to circumvent copy protection mechanisms (e.g., audio and/or video stream capture software) or any service that directly or indirectly facilitates the reproduction, distribution, display and/or performance of copyrighted materials without the express authorization of the applicable rightsowners; and/or (viii) any Person or any Affiliate of such Person that is a Prohibited Entity.  In each case, Company may request that SONY BMG inform Company whether a potential acquirer of Company constitutes a Triggering Person.

“Video Service” shall mean the audiovisual programming service that is produced, programmed, managed and operated solely by Company and is distributed and exhibited, performed and displayed solely by means of the Wireless Platform in the Territory on a twenty-four (24) hours per day basis, which service:

(a)           is accessible exclusively by End Users on a Subscription Basis, exclusively through the Company Application for the private, non-commercial use of End Users ;

(b)           With respect to both such service and the Company Application, is marketed and branded solely under the Company Branding;

(c)           Consists entirely of the exhibition, performance and display of Music Videos by means of Service Transmissions that are delivered to the approved Handsets of End Users based upon the End User’s specific request or demand for a particular title of Music Video (i.e., so-called “video on demand” functionality)(such deliveries are sometimes referred to herein as “On Demand Plays”) in accordance with the Functionality Specifications attached as Exhibit A-2 hereto, and the other terms, conditions and limitations prescribed elsewhere in this Agreement;

(d)            Stores, hosts, secures, serves and delivers SONY BMG Materials solely from Company Servers to approved Handsets in accordance with the Technical and Security Specifications attached as Exhibit A-1 hereto;  and

(e)           Does not contain or utilize any content or other materials that in SONY BMG’s reasonable opinion constitutes, promotes or advocates any Objectionable Activities, directly or indirectly.

“Web Page” shall mean a document that is written in HTML (i.e., Hypertext Markup Language), or another industry standard mark-up language, that is made available for viewing by End Users at a single URL or Domain Name via the World Wide Web portion of the Internet by server software using HTTP (i.e., Hypertext Transfer Protocol) to effectuate data transmission (or server software using any other generally accepted protocols utilized to effectuate data transmissions via the World Wide Web portion of the Internet).   “Web Site” shall mean a collection of Web Pages with a common theme or subject matter which are: (a) owned, managed and operated by Company or on behalf of Company, and (b) interconnected via Links.

 “Wireless Enabled Device” shall mean any Electronic Device that directly or indirectly contains, utilizes or otherwise employs the Wireless Platform to effectuate the transmission of voice and/or data.

“Wireless Platform” shall mean any private data network that (i) utilizes radio wave spectrum in the United States allocated by the Federal Communications Commission in the 800 MHz frequency band and/or the 1900 MHz frequency band primarily for purposes of effectuating, interalia, voice communications and/or data transmissions, and (ii) is marketed primarily as a cellular telephone service.

15.           CONFIDENTIALITY

15.01.        (a)           Each of SONY BMG and Company (each a “Disclosing Party”) agrees that it shall, and it shall instruct its respective attorneys, accountants and other professional advisors (collectively, “Advisors”) to, hold in confidence and not communicate, transmit, publish, disseminate or otherwise disclose any of the terms and conditions of this Agreement or any fact, matter, event or surrounding circumstance leading to or relating to the negotiation thereof to which such party was privy or of which it was otherwise made aware (e.g., by being copied on correspondence or by being advised of such fact, matter, event or circumstance by another party to the negotiation) or any information regarding the other Party’s business learned in the course of such Party’s performance hereunder or learned in the course of dealing hereunder (collectively, “Confidential Information”); provided, however, that nothing in this paragraph 15.01 shall prohibit disclosure of such Confidential Information: (1) by each such party to its respective financial officers, management, bankers or others as may be reasonably necessary in the operation of its business, (2) by each such party to its respective Advisors to the extent that such disclosure is in the opinion of such Advisors required to enable such Advisors fully to represent the party concerned, (3) in connection with any legal, governmental or administrative proceeding before any judicial, governmental or regulatory body, or (4) as otherwise required by law; provided, however, that if either party seeks to disclose Confidential Information pursuant to sections (3) or (4) of this sentence, such party: (i) shall use reasonable efforts to promptly notify the other party of such disclosure so that such other party may have the opportunity to seek to cause the record in connection with the legal, governmental or administrative proceeding concerned, insofar as it relates to Confidential Information hereunder, to be kept under seal, and (ii) shall not object to any request by such other party in the proceeding concerned to keep the Confidential Information concerned under seal.  In addition, as applicable, each party will provide the other party with a reasonable opportunity to review and comment on any disclosure in any of its filings under the securities laws of the applicable country within the Territory regarding this Agreement and the transactions contemplated hereunder and, if either party is required to file this Agreement under applicable securities laws, such party will cooperate in good faith with any reasonable efforts by the other party to obtain confidential treatment for those portions of this Agreement that such other party reasonably designates.

(b)           Notwithstanding anything to the contrary herein, Confidential Information shall not include information which:

(1)           at or prior to the time of disclosure by the Disclosing Party was known to or independently developed by the party receiving such information (a “Receiving Party”), except to the extent unlawfully appropriated by the Receiving Party or third party;

(2)           at or after the time of disclosure by the Disclosing Party becomes generally available to the public through no wrongful or negligent act or omission on the Receiving Party’s part;

(3)           the Receiving Party receives from a third party free to make such disclosure without breach of any legal obligation; or

(4)           is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request; provided, however, that in each such instance, the Disclosing Party shall use all reasonable efforts to notify the Receiving Party of such required disclosure in advance and shall cooperate with any efforts taken by the Receiving Party to oppose such disclosure or to secure the issuance of a protective order or other protective measure designed to ensure the confidential treatment of the Confidential Information concerned by the parties to whom such disclosure is required.

15.02.                      Neither party hereto shall, without the prior written consent of the other party, issue any press release or make any other public announcement or statement relating to any terms and conditions of this Agreement or any fact, matter, event or surrounding circumstance leading to or relating to the negotiation thereof to which such party was privy or of which it was otherwise made aware (e.g., by being copied on correspondence or by being advised of such fact, matter, event or circumstance by another party to the negotiation).

16.           NOTICES

16.01.   (a)    Except as otherwise specifically provided herein, all notices under this Agreement shall be in writing and shall be given by courier or other personal delivery or by registered or certified mail at the appropriate address below or at a substitute address designated by notice by the party concerned.

TO COMPANY:

TO SONY BMG:	550 Madison Avenue
New York, New York 10022-3211

Each notice to Sony shall be addressed for the attention of SONY BMG’s Senior Vice President, Business Affairs & Administration, and a copy of each notice to Sony shall be sent simultaneously to the SONY BMG MUSIC ENTERTAINMENT Law Department for the attention of SONY BMG’s Senior Vice President and General Counsel.  Notices shall be deemed given when mailed or, if personally delivered, when so delivered, except that a notice of change of address shall be effective only from the date of its receipt.

(b)            Notwithstanding the foregoing or anything elsewhere herein: (i) each Quarterly Report attributable to exploitations of SONY BMG Materials in the United States shall be addressed as follows: SONY BMG Music Entertainment, Royalty Department, 210 Clay Avenue, Lyndhurst, New Jersey 07071, Attention: Vice President, Royalty Accounting; and (ii) each Weekly Report shall be addressed as follows: SONY BMG Music Entertainment, 550 Madison Avenue, New York, New York 10022-3211, Attention: Senior Director, Operations, SONY BMG Music Digital Services.

(c)           Notwithstanding the foregoing or anything elsewhere herein: (i) each Quarterly Report attributable to exploitations of SONY BMG Materials in China shall be addressed as follows:  Beijing StarBright Technical Services Company Limited, 32nd Floor, Building 9 Jianwai SOHO, No. 39 East 3rd Ring Road, Chaoyang District, Beijing, China 100022.

17.           MISCELLANEOUS PROVISIONS

17.01.      (a)           Company will at all times indemnify and hold harmless the SONY BMG Parties, from and against any and all claims, damages, liabilities, costs and expenses (including legal expenses and reasonable counsel fees), excluding SONY BMG Claims (as defined in subparagraph 17.01(c) below) or any other claims directly and primarily caused by SONY BMG’s acts or omissions, arising out of: (i) the operation of the Video Service, (ii) any Person’s use (including but not limited to unauthorized use or duplication), in connection with the Video Service, of any SONY BMG Materials, other than those claims that constitute SONY BMG Claims (as defined in paragraph 17.01(c) below); or (iii) any breach or alleged breach by Company of any representation, warranty, covenant or agreement made by Company herein, including, without limitation, Company’s representation, warranty and agreement to secure and pay for all third party licenses, permissions and consents as and to the extent required under this Agreement (individually and collectively, the “Company Claims”).  In the event of any Company Claim: (i) SONY BMG shall notify Company of the Company Claim concerned promptly following the date that SONY BMG becomes aware of it; (ii) Company shall defend against the Company Claim concerned (at Company’s own expense) through legal counsel selected by Company with SONY BMG’s consent, which consent SONY BMG shall not unreasonably withhold; and (iii) each party shall reasonably cooperate with the other in the defense of the Company Claim concerned.  Company shall be solely responsible for the amount of any settlement or judgment for such Company Claim and all legal expenses and counsel fees incurred by Company in connection therewith, subject to subparagraph 17.01(b) below.

(b)           In the event that Company is either unwilling to defend against the Company Claim concerned or is otherwise not reasonably defending against the Company Claim concerned, SONY BMG shall have the right to assume the defense and settlement of the Company Claim concerned through legal counsel selected by SONY BMG, but Company shall be solely responsible at all times for the amount of any settlement or judgment for such Company Claim, as well as all reasonable legal expenses and counsel fees incurred by SONY BMG in connection therewith.  Any settlement of a Company Claim shall be subject to Company’s consent, which consent Company shall not unreasonably withhold.  Notwithstanding the foregoing, in the event that Company defends against the Company Claim concerned (at Company’s own expense) through legal counsel selected by Company as provided above, SONY BMG shall have the right at all times to actively participate in the defense thereof, and to employ legal counsel selected by SONY BMG at SONY BMG’s own expense, it being understood that Company shall have the right at all times, in Company’s sole discretion, to maintain control of the conduct of the defense.

(c)           SONY BMG shall at all times indemnify and hold harmless Company from and against any and all third-party claims, losses, damages, liabilities, costs and expenses, (including, without limitation, legal expenses and reasonable counsel fees), excluding Company Claims (as defined in paragraph 17.01(a) above) and any other claims directly and primarily caused by Company’s acts or omissions, arising out of any breach by SONY BMG of any warranty, representation, covenant or obligation by SONY BMG hereunder (including, without limitation, any claims arising from Company’s use of the SONY BMG Videos, and any creative elements furnished by SONY BMG pursuant to this Agreement, in each instance, as and to the extent authorized hereunder in accordance with the terms of this Agreement) and any claims that the SONY BMG Videos, the SONY BMG Materials or any creative elements furnished by SONY BMG to Company pursuant to this Agreement, respectively, cause the infringement of the intellectual property or other rights of such third party, regardless of whether SONY BMG is in breach of the representations and warranties with respect to intellectual property ownership (individually and collectively, “SONY BMG Claims”).  In the event of any SONY BMG Claim: (i) Company shall notify SONY BMG of the SONY BMG Claim concerned promptly following the date that Company becomes aware of it; (ii) SONY BMG shall defend against the SONY BMG Claim concerned (at SONY BMG’s own expense) through legal counsel selected by SONY BMG with Company’s consent, which consent Company shall not unreasonably withhold; and (iii) each party shall reasonably cooperate with the other in the defense of the SONY BMG Claim concerned.  SONY BMG shall be solely responsible for the amount of any settlement or judgment for such SONY BMG Claim and all legal expenses and counsel fees incurred by SONY BMG in connection therewith, subject to subparagraph (d) below.

(d)           In the event that SONY BMG is either unwilling to defend against the SONY BMG Claim concerned or is otherwise not reasonably defending against the SONY BMG Claim concerned, Company shall have the right to assume the defense and settlement of the SONY BMG Claim concerned through legal counsel selected by Company, but SONY BMG shall be solely responsible at all times for the amount of any settlement or judgment for such SONY BMG Claim, as well as all reasonable legal expenses and reasonable counsel fees incurred by Company in connection therewith.  Any settlement of a SONY BMG Claim shall be subject to SONY BMG’s consent, which consent SONY BMG shall not unreasonably withhold.  Notwithstanding the foregoing, in the event that SONY BMG defends against the SONY BMG Claim concerned (at SONY BMG’s own expense) through legal counsel selected by SONY BMG as provided above, Company shall have the right at all times to actively participate in the defense thereof, and to employ legal counsel selected by Company at its own expense, it being understood that SONY BMG shall have the right at all times, in SONY BMG’s sole discretion, to maintain control of the conduct of the defense.

17.02.                      Company acknowledges that the SONY BMG Materials hereunder have a special, unique and extraordinary character which gives them a peculiar value, and that, in the event of a breach of any term, condition, representation, warranty, covenant or agreement contained in this Agreement, SONY BMG shall be caused irreparable injury, including loss of goodwill and harm to reputation, which cannot be adequately compensated in monetary damages.  Accordingly, in the event of any such breach, actual or threatened, SONY BMG shall have, in addition to any other legal remedies, the right to injunctive or other equitable relief.  (The preceding sentence shall not be construed to preclude Company from opposing any application for such relief based upon its contest of any other facts alleged by SONY BMG in support of the application.)

17.03.                      All remedies provided for pursuant to this Agreement are cumulative, and no exercise, or failure to exercise, any option by either party will limit such party’s right to recover damages or pursue any other remedies available at law or in equity.

17.04.                       If any provision of this Agreement or the application thereof to any party, Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

17.05.                      This Agreement, including the various Exhibits attached hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. No change or termination of this Agreement shall be binding upon SONY BMG or Company unless it is made by an instrument signed by both SONY BMG and Company.  A waiver by either party of any provision of this Agreement in any instance shall not be deemed a waiver of such provision, or any other provision hereof, as to any future instance or occurrence.  All remedies, rights, undertakings, and obligations contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, or obligation of either party.  The captions of the Articles, paragraphs, subparagraphs, sections and subsections in this Agreement are included for convenience only and shall not affect the interpretation of any provision.

17.06.      (a)           SONY BMG may assign its rights under this Agreement in whole or in part (but if in part, solely for the purpose of assigning SONY BMG’s right to receive monies payable hereunder as and to the extent so assigned by SONY BMG in its sole, unrestricted discretion in each instance) to any subsidiary, affiliated or controlling corporation, to any Person owning or acquiring a substantial portion of the stock or assets of SONY BMG, or to any partnership or other venture in which SONY BMG, and such rights may be similarly assigned by any assignee.  No such assignment shall relieve SONY BMG of any of SONY BMG’s obligations hereunder.  Subject to subparagraph 17.06(b) below, Company shall not have the right to assign this Agreement or any of its rights or obligations hereunder, in whole or in part, without SONY BMG’s prior written consent.

(b)           (1)           Company may assign its rights under this Agreement to another Person, in connection with a sale or transfer of substantially all of its stock or all of its assets associated with the Video Service, subject to the following conditions:

(i)           The acquiring Person cannot be: (A) an entity (or the parent, subsidiary, affiliate or licensee of any such entity) against which SONY BMG directly or indirectly has a claim arising out of the unauthorized recording, manufacture, distribution, sale, reproduction (or other use) of any SONY BMG Materials or other property or other tangible or intangible rights, (B) an entity (or the parent, subsidiary, affiliate or licensee of any such entity) involved in litigation with SONY BMG arising out of the unauthorized recording, manufacture, distribution, sale, reproduction (or other use) of any SONY BMG Materials or other property or other tangible or intangible rights, or (C) an entity (or the parent, subsidiary, affiliate or licensee of any such entity) engaged in any unauthorized recording, manufacture, distribution, sale or other activity in violation of the rights of SONY BMG or any Person from whom SONY BMG derives rights in or to SONY BMG Materials licensed hereunder; (any such entity described in clauses (A), (B), or (C) is sometimes referred to as a “Prohibited Entity”).  (In each case, Company may request that SONY BMG inform Company whether a potential acquirer of Company constitutes a Prohibited Entity.)

(ii)           The assignment shall not be effective until Company has delivered to SONY BMG an instrument approved by SONY BMG (such approval not to be unreasonably withheld or delayed) effecting the assignment and the assignee’s assumption of Company’s obligations, and SONY BMG has executed that instrument to evidence SONY BMG’s approval of it (which approval shall not be unreasonably withheld if the conditions of subsections 17.06(b)(1)(i) – (iv) below herein have been met);

(iii)           No such assignment shall relieve Company of its obligations under this Agreement (unless SONY BMG otherwise agrees in writing); and

(iv)           If such an assignment takes place, any further transfer of the rights assigned shall be subject to the same conditions.

(2)           Any purported assignment by Company in violation of this subparagraph 17.06(b) shall be void.  For the avoidance of doubt, Company’s obligations under this Agreement shall not be diminished or otherwise affected by any such assignment.

17.07.                      Unless specifically set forth in this Agreement, neither party shall be entitled to recover damages or to terminate the Term by reason of any breach by the other party of its material obligations, unless the latter party has failed to remedy the breach within thirty (30) days following receipt of notice thereof (or, if the breach concerned cannot be remedied within thirty (30) days, if the latter party commences to remedy the breach within that time and proceeds to complete the remedy with reasonable promptness).

17.08.                      In entering into this Agreement, the parties shall have the status of independent contractors.  Nothing herein contained shall contemplate or constitute Company as SONY BMG’s agent or employee, and nothing herein shall constitute a partnership, joint venture or fiduciary relationship between Company and SONY BMG.

17.09.                      THIS AGREEMENT HAS BEEN ENTERED INTO IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION AND LEGAL EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES UNDER NEW YORK LAW).  THE NEW YORK COURTS (STATE AND FEDERAL), SHALL HAVE SOLE JURISDICTION OF ANY CONTROVERSIES REGARDING THIS AGREEMENT; ANY ACTION OR OTHER PROCEEDING WHICH INVOLVES SUCH A CONTROVERSY SHALL BE BROUGHT IN THOSE COURTS IN NEW YORK COUNTY AND NOT ELSEWHERE.  THE PARTIES WAIVE ANY AND ALL OBJECTIONS TO VENUE IN THOSE COURTS AND HEREBY SUBMIT TO THE JURISDICTION OF THOSE COURTS.

17.10.                      This agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  This agreement shall not become effective until executed by all proposed parties hereto.

17.11.                      Paragraph numbering for administrative purposes only.

17.17.                      SONY BMG and Company agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other party hereto to evidence and effectuate further the purposes and intents set forth in this Agreement.

17.13.                      Those provisions of any applicable collective bargaining agreement between SONY BMG and any labor organization which are required, by the terms of such agreement, to be included in this Agreement shall be deemed incorporated herein.

17.14.                      Each of the parties shall, from time to time, do and perform such other and further acts and duly execute and deliver such further documents and assurances as may be required by applicable laws or as reasonably requested by the other party to establish, maintain and protect such party’s rights and remedies and to carry out and effect the intent and purpose of this Agreement, including, without limitation, the execution and delivery of additional documentation and/or instruments, in recordable form, and the recording or filing of additional documentation and/or instruments, including, without limitation, any notice, UCC-1 and/or security agreement in accordance with the laws of such jurisdictions in which the party concerned may in its sole, reasonable discretion from time to time deem necessary.  Without limiting the foregoing, each party shall cause any such document and/or additional instruments which shall be executed to be kept, filed, deposited or recorded, at all times, in such places that the other party reasonably shall designate in its sole, reasonable discretion in order to perfect and preserve such other party’s rights in and to the SONY BMG Materials and the SONY BMG Authorized Trademarks, in the case of SONY BMG, and in the Video Service, in the case of Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

SONY BMG MUSIC ENTERTAINMENT

By:____________________________

GLOBAL MUSIC INTERNATIONAL, INC. D/B/A INDEPENDENT MUSIC NETWORK D/B/A “IMN TV”

By________________________

Exhibit A-1

Technical and Security Specifications

(Reference – definition of “Technical and Security Specifications” in Article 14)

Exhibit A-2

Functionality Specifications

(Reference – definition of “Functionality Specifications” in Article 14)

Exhibit B

Thee is no Exhibit B

Exhibit C

(Appended in accordance with subparagraph 6.03(a))

Quarterly Reporting Specifications

See attached

Exhibit D

Content Delivery Specifications

See attached

Exhibit E

FROM: [Applicable Affiliate]

TO:       [GLOBAL MUSIC INTERNATIONAL, INC. D/B/A INDEPENDENT MUSIC NETWORK D/B/A “IMN TV”] OR [local affiliate of GLOBAL MUSIC INTERNATIONAL, INC. D/B/A INDEPENDENT MUSIC NETWORK D/B/A “IMN TV”]

Gentlemen:

We refer to the agreement dated [                 ] made between SONY BMG Music Entertainment and GLOBAL MUSIC INTERNATIONAL, INC. D/B/A INDEPENDENT MUSIC NETWORK D/B/A “IMN TV” (the “Agreement”) and we hereby grant to you the applicable rights specified in the Agreement in relation to music videos together with any associated metadata and all other related artistic and literary materials, ideas, and intellectual properties owned or controlled by us which are delivered to the Company by SONY BMG for use by consumers located within [insertapplicable country or countries]) in accordance with and subject to the terms and conditions of the Agreement.

SIGNED:  __________________________

DATED:    ___________________________

Exhibit F

Amendment for Additional Grants of Audio Music Content Distribution Rights By SONY BMG MUSIC ENTERTAINMENT China Holdings Limited, a Wholly-owned Subsidiary of SONY BMG MUSIC ENTERTAINMENT

This Amendment defines additional grants of distribution rights in addition to the full agreement, The Music Video Reproduction and Exhibition Agreement (the "Agreement"), dated as of October 26,2006 (the "Effective Date"), which is made by and between Global Music International, Inc. d/b/a Independent Music Network d/b/a "IMN TV", 30 Grassy Plain Street, Suite 7, Bethel, CT 06801 (hereinafter "Company") and SONY BMG MUSIC ENTERTAINMENT, 550 Madison Avenue, New York, New York 10022 (hereinafter "SONY BMG," "us" or "we").

1.  Additional Definitions

To amend Clause 14.ADDITIONAL DEFINITIONS of the full contract with the following:

"SONY BMG WIRELESS AUDIO" shall mean, individually and collectively, each Music Audio in the encoding formats of Master Tone (Ring Tone or True Tone), Ring Back Tone, and IVR (Interactive Voice Response) (i) in respect of which SONY BMG has the appropriate reproduction, distribution, transmission, performance, display and exhibition rights in the applicable country in the Territory, and (ii) has been delivered by SONY BMG to Company for such purpose under Article 4 of the full contract, subject to SONY BMG's take-down rights as set forth in Article 4 of the full contract and the other exclusions and limitations prescribed elsewhere in this Agreement.

"AUDIO SERVICE" shall mean the audio Ring Tone, Ring Back Tone, and Interactive Voice Response(IVR) services that are produced, programmed, managed and operated solely by Company and is distributed and exhibited, performed and displayed solely by means of the Wireless Platform in the Territory on a twenty-four (24) hours per day basis, which service:

(a)  is accessible exclusively by End Users on a Subscription Basis, exclusively through the Company Application for the private, non-commercial use of End Users ;

(b)  With respect to both such service and the Company Application, is marketed and branded solely under the Company Branding and;

 (c)  Consists entirely of the exhibition, performance and display of Music Audios by means of Service Transmissions that are delivered to the approved Handsets of End Users based upon the End User's specific request or demand for a particular title of Music Audio in accordance with the Functionality Specifications attached as Exhibit A-2 hereto, and the other terms, conditions and limitations prescribed elsewhere in this Agreement;

(d)  Stores, hosts, secures, serves and delivers SONY BMG Materials solely from Company Servers to approved Handsets in accordance with the Technical and Security Specifications attached as Exhibit A-1 hereto; and

(e)  Does not contain or utilize any content or other materials that in SONY BMG's reasonable opinion constitutes, promotes or advocates any Objectionable Activities, directly or indirectly.

2.  Additional Grant of Rights

Revise Clause 1.01 (a) (of the full contract): General; Approved Distribution Channels; Wireless Platform. Subject to the other terms, conditions and limitations prescribed elsewhere in this Agreement, SONY BMG hereby grants Company a non-exclusive, non-transferable, limited right, without any right to subdelegate, to do solely the following solely during the Term and solely in the Territory (the "Grant of Rights"):

To include the following additional clauses:

1.01 (a) (3)   To reproduce up to two (2) copies of each of the SONY BMG WIRELESS AUDIO (each, an "Ephemeral Copy") and maintain such reproductions on Company Servers, solely for use in connection with the facilitation of Service Transmissions delivered from the Company Servers via the Wireless Platform for exhibition, performance and display on Approved Handsets through Approved Distribution Channels solely as part of and in connection with the Audio Service in the Territory; and

1.01 (a) (4)   To make certain editing, excerpting or alteration of SONY BMG WIRELESS AUDIO for the sole purpose of transmitting certain portion of the Music Audio through the intended Audio Services within the approved Territory; such editing, excerpting or alteration must be supervised and explicitly by authorized SonyBMG China personnel.

1.01 ( c) (iv)   the Company Application as in incorporated in the "IMNTV" mobile application, as distributed by i) China United Communications Company Ltd. (China Unicom); ii) China Telecommunications Corporation Company Ltd. (China Telecom) iii) China Networks Communications Company Ltd. (China Netcom or CNC); iv) China Mobile Communications Corporation Company Ltd. (China Mobile or CMCC) in the territory of China.

3.   FEES and CONDITIONS

All financial fees and other terms and conditions shall adhere to the fees, terms, and conditions stipulated in the full contract, with the exception of the following change for Sony BMG Wireless Audio rights granted herein,

Specifically, IMNTV shall pay 50% of the retail revenue based on the retail price minus any carrier fees and SP partner fees (such as fees charged by Unicom Newspace who is a Master SP) to Sony BMG for any Sony BMG audio content delivered.   There are no additional upfront fees charged to IMNTV for the granted additional rights, but there is agreed upon floor retail price of both Ring Back Tone and True Tone at no less than 2 RMB, and IVR at no less than 1 RMB per minute.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

SONY BMG MUSIC ENTERTAINMENT China Holdings Limited

GLOBAL MUSIC, INTERNATIONAL, INC. D/B/A INDEPENDENT MUSIC NETWORK
D/B/A "IMN TV"

Exhibit G

Mobile Music Top Stream Report

See attached